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                            AGREEMENT BY AND BETWEEN

                              THE CITY OF ATLANTA,

                        a municipal corporation ("City"),

                                       AND

                               MCA CONCERTS, INC.,

                        a California corporation ("MCA")

                          Dated as of October 10, 1988

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                                TABLE OF CONTENTS

                                                                   Page

                                    ARTICLE I

                            DEFINITIONS AND EXHIBITS

1.1     Definitions ...............................................    2
1.2     Exhibits ..................................................    2

                                   ARTICLE II

                    NON-DISTURBANCE, ATTORNMENT, RECOGNITION,
                               AND RELATED MATTERS

2.1     Non-Disturbance ...........................................    2
2.2     Attornment and Recognition ................................    4
2.3     Master Lease Defaults .....................................    5
2.4     Warranties by City ........................................    6
2.5     Warranties by MCA .........................................    7
2.6     Approval of Sublease by City ..............................    8
2.7     Other Instruments .........................................    8



                                   ARTICLE III

                          PROVISIONS CONCERNING CERTAIN
                             MASTER LEASE PROVISIONS

3.1     Extension of Sublease .....................................    8
3.2     Removal of Existing Improvements ..........................    9
3.3     Removal of MCA's Property .................................   10
3.4     Equal Employment Opportunity and Minority
        Business Enterprise Goals .................................   10
3.5     Casualty and Condemnation .................................   15
3.6     Use of Project Area .......................................   15
3.7     Generality of Other Provisions ............................   16

                                   ARTICLE IV

                   CONSTRUCTION OF AMPHITHEATRE PROJECT BY MCA
                          AND OTHER OBLIGATIONS OF CITY

4.1     Construction by MCA ......................................    16
4.2     Construction by City .....................................    17
4.3     Access and Soil Condition ................................    18
4.4     Security and Traffic Control .............................    20
4.5     Permits and Approvals ....................................    21
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4.6     Consent to Sale of Liquor and Other
        Goods and Services .......................................    22
4.7     Sound Requirements .......................................    22
4.8     Termination and Reimbursement ............................    23
4.9     City Use of Amphitheatre .................................    25
4.10    Tickets for City Use .....................................    29
4.11    Benefits to Community ....................................    29

                                    ARTICLE V

                                 GENERAL MATTERS

5.1     Assignment and Binding Effect ............................    31
5.2     Severability .............................................    32
5.3     Further Documents ........................................    32
5.4     Applicable Law ...........................................    32
5.5     Controlling Provisions ...................................    32
5.6     Waiver ...................................................    33
5.7     Multiple Counterparts ....................................    33
5.8     Interpretation of Agreement ..............................    33
5.9     No Third Party Beneficiary ...............................    33
5.10    Entire Agreement .........................................    33
5.11    Notices ..................................................    34
5.12    Captions .................................................    35
5.13    Number and Gender ........................................    35
5.14    Rights Are Cumulative ....................................    35
5.15    Injunctive Relief ........................................    35
5.16    "Affiliate(s)" Defined ...................................    36
5.17    "Person(s)" Defined ......................................    36
5.18    "Midnight" Defined .......................................    36
5.19    "Business Day(s)" Defined ................................    36
5.20    Estoppel Certificates ....................................    36
5.21    Confidentiality ..........................................    37
5.22    Survival of Certain Provisions ...........................    37
5.23    MCA Insurance ............................................    37
5.24    Memorandum of Agreement ..................................    38

SIGNATURES AND SEALS .............................................    39

EXHIBIT A          MASTER LEASE
EXHIBIT B          SUBLEASE
EXHIBIT C          DESCRIPTION OF AMPHITHEATRE PROJECT
EXHIBIT D          CITY WORK


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                      AGREEMENT BETWEEN THE CITY OF ATLANTA
                             AND MCA CONCERTS, INC.

      THIS AGREEMENT is made and entered into as of the 10th day of October, 1988, by and between THE CITY OF ATLANTA, a municipal corporation chartered pursuant to the law of the State of Georgia ("City"), and MCA CONCERTS, INC., a California corporation ("MCA").

      WHEREAS, City and MCA make the following recitals of fact:

      A. City is the fee owner of an approximately 117-acre parcel commonly known as Lakewood Fairgrounds ("Lakewood"). Filmworks U.S.A., Inc., a Georgia corporation ("Sublessor") is the lessee of Lakewood under that certain Amended Indenture of Lease between City and Sublessor, dated February 2, 1984, and recorded in Book 8831, Page 185 of the Records of the Clerk of the Superior Court of Fulton County, Georgia, as amended by that certain Amendment dated October 10, 1988 (the "Master Lease"). Those tracts or parcels of land comprising Lakewood are described in Exhibit "C" of the Master Lease.

      B. Sublessor and MCA have entered into that certain Agreement Regarding Sublease, dated as of January 20, 1988, as amended by that certain First Amendment To Agreement Regarding Sublease, dated as of January 21, 1988, by that certain Second Amendment to Agreement Regarding Sublease, dated as of April 19, 1988, and by that certain Third Amendment to Agreement Regarding Sublease, dated as of September 15, 1988 (said Agreement Regarding Sublease, as so amended by said First Amendment To Agreement Regarding Sublease, said Second Amendment To Agreement Regarding Sublease, and said Third Amendment to Agreement Regarding Sublease, being hereinafter referred to as the "Preliminary Agreement") and, pursuant and subject to the Preliminary Agreement, have entered into that certain Sublease dated as of January 20, 1988, as amended by that certain First Amendment To Sublease, dated as of January 21, 1988 (the "First Amendment"), by that certain Second Amendment To Sublease, dated as of April 19, 1988 (the "Second Amendment"), and by that certain Third Amendment to Sublease, dated as of September 15, 1988 (the "Third Amendment") (said Sublease, as so amended by the First Amendment, the Second Amendment, and the Third Amendment, being hereinafter referred to as the "Sublease").
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      C. City and MCA believe that it will be to their mutual benefit (i) for
      MCA to sublease a portion of Lakewood from Sublessor, (ii) for MCA to construct and operate the outdoor commercial concert facility described in Exhibit C (the "Amphitheatre Project") on a long-term basis at Lakewood under the terms and conditions of the Sublease, (iii) for City and MCA to undertake and perform their respective covenants and agreements under this Agreement, the execution and delivery of which constitute a condition precedent to the effectiveness of the Sublease, unless said condition precedent is waived by MCA.

      NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) in hand paid by MCA to City and for and in consideration of the foregoing recitals and the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, City and MCA do hereby covenant and agree as follows:

                                    ARTICLE I

                            DEFINITIONS AND EXHIBITS

      1.1. Definitions. For purposes of this Agreement, initially capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Sublease, unless the context hereof clearly indicates to the contrary.

      1.2. Exhibits. The following exhibits are attached hereto and by this reference incorporated herein:

            (a) Exhibit A: Master Lease;

            (b) Exhibit B: Sublease;

            (c) Exhibit C: Description of Amphitheatre Project; and

            (d) Exhibit D: Description of City Work.

                                   ARTICLE II

                          NON-DISTURBANCE, ATTORNMENT,
                        RECOGNITION, AND RELATED MATTERS

      2.1. Non-Disturbance. City covenants and agrees that MCA's possession of the Project Area, together with all


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easements and other rights appurtenant thereto, and MCA's rights and interest under the Sublease (including, without limitation, any renewal or extension thereof), and MCA's right to use, enjoy, and occupy the Project Area shall not be terminated, disturbed, interfered with, diminished, or otherwise impaired by any actions taken or proceedings initiated under the provisions of the Master Lease (as currently existing or as hereafter amended) or otherwise by City. Without limiting the generality of the foregoing provisions of this Section 2.1, City covenants and agrees that unless an Event of Default under the Sublease has occurred and is continuing:

            (a) City shall not join MCA as a party defendant in any action or proceeding for the purpose of terminating Sublessor's interest under the Master Lease or for any other purpose, provided, however, that if MCA or any person claiming by, through, or under MCA is deemed a necessary party by a court of competent jurisdiction in any action or proceeding brought by or on behalf of City pursuant to the Master Lease, MCA or such other person may be so named or joined but such naming or joinder shall not otherwise be in derogation of the rights of MCA as set forth in this Agreement.

            (b) If any "Event of Default" as defined in the Master Lease or any other event, action, or inaction which would, with the lapse of time, the giving of notice, or otherwise, give rise to any right of City to terminate the Master Lease (any and all such "Events of Default," as defined in the Master Lease, and any and all such other events, actions, and inactions being hereinafter collectively referred to as "Master Lease Defaults") shall occur, and City is entitled to take, or does take any action against Sublessor on account of one or more Master Lease Defaults, City shall not take any such action the result of which may be that either MCA or any person claiming by, through, or under MCA will be dispossessed or evicted from the Project Area (or any portion thereof), or the rights or interest or possession of MCA pursuant to the Sublease or of any person claiming by, through, or under MCA will be terminated, disturbed, interfered with, diminished, or otherwise impaired or adversely affected in any way by reason of any default, event of default, violation, or other breach under the Master Lease or by reason of any termination or modification of the Master Lease; provided that nothing in this Section 2.1(b) shall bar City from dispossessing or evicting Sublessor from Lakewood in accordance with the Master Lease and applicable law.


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      2.2. Attornment and Recognition. If either expiration, termination or invalidation of the Master Lease occurs for any reason (including without limitation a judicial determination that the Master Lease is void, or voidable by either party thereto) prior to the expiration or termination of the Sublease in accordance with the provisions of the Sublease, then:

            (a) The Sublease shall not terminate.

            (b) MCA shall attorn to City under all terms and conditions of the Sublease as if the Sublease were a direct lease between City and MCA, provided, however, that MCA shall be under no obligation under this Agreement to pay any rent to, or to perform any other obligations in favor of, City unless and until MCA receives written notice from City that either expiration or termination of the Master Lease has occurred and that City has become the substitute Sublessor under the Sublease.

            (c) City shall accept such attornment by MCA and shall recognize MCA as the Sublessee under the Sublease as if the Sublease were a direct lease between City and MCA.

            (d) Without the further act or writing of any party, City shall be deemed to be bound, as substitute Sublessor, by all terms and conditions of the Sublease and shall be deemed to have assumed all obligations of Sublessor under the Sublease.

            (e) MCA shall retain all rights existing under the Sublease as of the time of any such expiration or termination of the Master Lease; and any such expiration or termination of the Sublease shall not prejudice MCA in any manner with respect to any rights of MCA existing under the Sublease as of the time of any such termination of the Master Lease.

            (f) In addition to the First Amendment, the Second Amendment, and the Third Amendment to which City has already consented and by which City is already bound in accordance with this Agreement, City shall be bound by any further Sublease amendment to which City consents, and City shall not unreasonably withhold, delay, or condition any such consent. If City does not consent to any further Sublease amendment with respect to which City is entitled to withhold its consent, City shall not be bound by such further Sublease amendment


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but shall nevertheless be bound by the Sublease and any and all other Sublease amendments to which City has consented or to which City was obligated to consent. All references in this Agreement to the "Sublease" shall include all Sublease amendments to which City has consented or to which City is hereafter obligated to consent.

      2.3. Master Lease Defaults. City agrees as follows:

            (a) City shall deliver to MCA, in accordance with Section 5.11 of this Agreement and at the same time that any such notice is given to Sublessor, a copy of any notice given under the Master Lease. As soon as known by City, City shall give to MCA notice of any attempted or purported rejection of the Master Lease by a trustee in bankruptcy of Sublessor or by Sublessor as debtor in possession, whether pursuant to Section 365 of the United States Bankruptcy Code (11 U.S.C. Section 365) or pursuant to any similar federal or state law in any bankruptcy proceeding of Sublessor. Neither any termination of the Master Lease or of Sublessor's right of possession of any portion of Lakewood nor any reletting of any portion of Lakewood by City, which termination or reletting is predicated on City's giving of any notice to Sublessor, shall be effective unless City gives to MCA notice (or a copy of the notice to Sublessor) as required by this Subsection 2.3(a).

            (b) If the Sublease is rejected under Section 365 of the United States Bankruptcy Code (11 U.S.C. ss. 365) or any similar federal or state law in any bankruptcy proceeding of Sublessor, then City, within thirty
      (30) days after receiving a written request therefor, which request shall be given within sixty (60) days after such rejection, shall execute and deliver to MCA a new direct lease between City and MCA for the remainder of the Lease Term as defined in the Sublease, which new direct lease shall contain the same covenants, agreements, terms, provisions, and limitations as are contained in the Sublease. Any such new direct lease made pursuant to this Subsection 2.3(b) shall have the same priority as the Sublease; and all liens, charges, or other consensual encumbrances which are created by City with respect to the interest of City in the Project Area shall contain express provisions to the effect that (i) such lien, charge, or encumbrance shall be subject to any such new direct lease to the same extent as such lien, charge, or encumbrance was or would have been


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      subject to the Sublease and (ii) the beneficiary or other holder of such lien, charge, or encumbrance shall, upon request by MCA, give MCA (and any other person reasonably designated by MCA, including, without limitation, any Registered Mortgagee) written confirmation of such status.

            (c) MCA may exercise any rights, powers, or remedies under the Sublease (or any direct lease made between City and MCA pursuant to this Agreement) without regard to whether any Master Lease Default has been cured or is continuing. Without limiting any other provisions of this Agreement, MCAs rights under this Section 2.3 are cumulative and may be exercised in addition to, and not merely in lieu of, MCA's rights under the other provisions (including, without limitation, Section 2.2) of this Agreement. If MCA cures, or causes to be cured, any Master Lease Default(s) at any time and from time to time, then, except to the extent that MCA specifies otherwise in writing: (i) such cure shall constitute a cure by or on behalf of Sublessor, (ii) Sublessor shall be deemed to have cured such Master Lease Default(s), and (iii) Sublessor shall be relieved of any liabilities or losses arising from such Master Lease Default(s); provided, however, that nothing in this Agreement shall limit Sublessor's liability, if any, to MCA, which liability arises from the fact that MCA has so cured, or has so caused to be cured, such Master Lease Default(s).

      2.4. Warranties by City. City hereby represents, warrants, and covenants in favor of MCA as follows:

            (a) Exhibit A constitutes a true, correct, and complete copy of the Master Lease; and the Master Lease has not been modified, changed, altered, or amended in any respect except as set forth in Exhibit A.

            (b) City holds all right, title, and interest as "Lessor" under the Master Lease; and the Master Lease is the only lease or agreement between City and Sublessor with respect to Lakewood or otherwise.

            (c) The Master Lease is in full force and effect and is enforceable in accordance with its terms; and to the best of City's knowledge, no Master Lease Defaults currently exist. No default, breach, or violation by City under the Master Lease currently exists.


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            (d) Upon execution and delivery of this Agreement by City and MCA, this Agreement will be in full force and effect as to City and will be enforceable against City in accordance with the terms of this Agreement.

            (e) The development and construction of the Amphitheatre Project, the operation of the Amphitheatre Project for the purposes referenced in
      Section 3.6 hereof and for purposes of food and beverage sales, liquor sales, souvenir and other retail sales, parking, and related activities, and any other use of the Project Area in accordance with this Agreement and the Sublease (i) do not and will not conflict with or violate any City laws, rules, regulations, or other legal requirements applicable to said project, subject, however, to MCA's obtaining permits in accordance with
      Section 4.5 of this Agreement, (ii) are and will be within the scope of use as described in Section 7.1.1 of the Master Lease, and (iii) are expressly authorized by O.C.G.A. ss. 36-37-6.1, as the same currently exists. The warranty and covenant set forth in this Subsection 2.4(e) as to the development and construction of the Amphitheatre Project shall not extend to activities beyond the scope of the Amphitheatre Project and the warranty and covenant set forth in this Subsection 2.4(e) as to the operation of the Amphitheatre Project shall not extend to purposes which are not in accordance with this Agreement and the Sublease.

      2.5. Warranties by MCA. MCA hereby represents, warrants, and covenants in favor of City as follows:

            (a) Exhibit B constitutes a true, correct, and complete copy of the Sublease; and the Sublease has not been modified, changed, altered, or amended in any respect except as set forth in Exhibit B.

            (b) MCA holds all right, title, and interest as "Tenant" under the Sublease, subject to assignment obligations to MCA/Pace Amphitheatres Group, L.P.; and the Sublease and the Preliminary Agreement are the only agreements between MCA and Sublessor with respect to Lakewood or otherwise.

            (c) The Sublease is in full force and effect and is enforceable in accordance with its terms; and no Event of Default under the Sublease currently exists.


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      To the best knowledge of MCA, no default, breach, or violation by
      Sublessor under the Sublease currently exists.

            (d) Upon execution and delivery of this Agreement by City and MCA, this Agreement will be in full force and effect as to MCA and will be enforceable against MCA in accordance with the terms of this Agreement.

      2.6. Approval of Sublease by City. City, acting through its governing body, hereby approves the Sublease (including, without limitation, those Sublease provisions referenced in Article III of this Agreement) for purposes of
Section 11.2 of the Master Lease and for any and all other purposes whatsoever. City further consents to the development, construction, and operation of the Amphitheatre Project, subject to MCA's obtaining Permits in accordance with
Section 4.5 of this Agreement.

      2.7. Other Instruments. Although, except as otherwise specifically provided in this Agreement, the attornment, recognition, and other provisions of this Agreement shall be effective and self-operative without the execution of any other instruments on the part of any party hereto and without the taking of any other actions on the part of any other party hereto, the parties hereto agree that, at the request of either City or MCA, each party hereto shall execute and deliver to the other party such other instruments (in recordable form, if requested) as either party shall reasonably request in order to evidence such attornment, recognition and other matters.

                                   ARTICLE III

                              PROVISIONS CONCERNING
                         CERTAIN MASTER LEASE PROVISIONS

      3.1. Extension of Sublease. If, for any reason, Sublessor does not exercise, or is not permitted to exercise, Sublessor's right to extend the Master Lease for an additional period of fifteen (15) years pursuant to Section
2.3 of the Master Lease, then MCA shall have the separate and independent right to extend the term of the Sublease to 12:00 midnight on December 31, 2033 and, upon expiration of the Master Lease, to become the direct lessee of City in accordance with Section 2.2 of this Agreement. If, for any reason, Sublessor does not exercise, or is not permitted to exercise, Sublessor's right to extend the Master


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Lease pursuant to Section 2.3 of the Master Lease, then City shall give MCA notice of such fact within thirty (30) days after such fact is made known to City but in all events not later than October 3, 2018. MCA shall be entitled to exercise its right to extend the Sublease pursuant to this Section 3.1 by giving City written notice which specifies that MCA has elected to exercise said right and which is given to City at or before the later of either 12:00 midnight on December 31, 2018, or 12:00 midnight on the ninetieth (90th) day after MCA's receipt of said notice from City. If MCA exercises its right to extend the Sublease pursuant to this Section 3.1, then MCA and City, both acting in good faith, shall seek to renegotiate the rights and obligations of MCA under Sections 3.4, 4.8, 4.9, and 4.11, provided that, in any such renegotiation: (a) MCA's obligations under said Sections shall not be decreased; (b) MCA's obligations under Section 3.4 shall not be less than then-current City MBE/EEO requirements for lessees and contractors of City; (c) MCA's obligations under Sections 4.9 and 4.11 shall not be increased by more than 100%; (d) City's obligations under Section 4.8 shall not be increased; and (e) such renegotiation shall not be a condition of such extension of the Sublease.

      3.2. Removal of Existing Improvements. MCA shall have the right at any time during the Lease Term under the Sublease to remove any improvements existing (as of the date of this Agreement) on the Project Area, except MCA may not remove any improvements located on the Easement Areas which serve or benefit facilities within Lakewood beyond the Site if such removal would materially adversely affect Sublessor, unless MCA takes appropriate action to avoid such result. City, acting through City's governing body, hereby gives City's approval of any material alteration and/or demolition of any buildings or other improvements now located at Lakewood, provided that any such material alteration and/or demolition is performed by or on behalf of MCA in accordance with the Sublease and provided further that nothing in this Agreement shall be in derogation of any rights of City, under Section 7.3.1 of the Master Lease, to any salvage from the five (5) structures specified in Section 7.3.1 of the Master Lease (i.e., the four main exhibit buildings and grandstand existing, as of the date of this Agreement, at Lakewood) and provided further that none of said five (5) structures shall be demolished by MCA without City's prior written approval, which shall not be unreasonably withheld, delayed, or conditioned as to said grandstand.

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      3.3. Removal of MCA's Property. Notwithstanding any provisions to the contrary under Section 7.6 of the Master Lease or any other portion of the Master Lease, MCA and other persons claiming by, through, or under MCA shall have the right to remove from the Project Area any or all of the temporary buildings, temporary facilities, personal property of any kind, sound equipment, lighting equipment, stage equipment, kitchen and commissary equipment, non-permanent seating and benches (e.g., picnic tables and portable chairs), concessionaire kiosks, and similar installations and trade fixtures, whether any or all of the foregoing items are attached or affixed. The removal of such items, to the extent that MCA elects to do so, may be accomplished at any time and from time to time during the Lease Term of the Sublease (or during the period of effectiveness of any direct lease made between City and MCA pursuant to this Agreement) and/or within sixty (60) days after the termination or expiration of the Lease Term of the Sublease (or within sixty (60) days after the termination or expiration of the period of effectiveness of any direct lease made between City and MCA pursuant to this Agreement).

      3.4. Equal Employment Opportunity and Minority Business Enterprise Goals. As a party to this Agreement, MCA hereby agrees with City that MCA shall be bound by the valid laws of the United States, the State of Georgia and all valid ordinances and laws of the City of Atlanta, Georgia with reference to prohibitions against discrimination on the basis of race, religion, color, sex or national origin.

            (a) MCA acknowledges that MCA has been made fully aware of Sections 5-5131 through 5-5159 of the Code of Ordinances of the City of Atlanta, as in force on the date hereof. City and MCA acknowledge that MCA is not a "contractor" as the term is used in Sections 5-5154 and 5-5157 of said Code. MCA nonetheless agrees that during the term of this Agreement:

                  (i) MCA shall not discriminate against any employee, or
            applicant for employment, because of race, religion, color, sex or national origin. As used here, the words 'shall not discriminate' shall mean and include without limitation the following: Recruited, whether by advertising or other means; compensated, whether in the form of rates of pay, or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; demoted; downgraded; transferred; laid off; and terminated. MCA agrees to and shall post


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            in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officers setting forth the provisions of the EEO clause.

                  (ii) MCA shall, in all solicitations or advertisements for employees, placed by or on behalf of the contractor, state that all qualified applicants will receive consideration for employment without regard to race, religion, color, sex or national origin.

                  (iii) MCA shall send, or require its contractors to send, to each labor union or representative of workers with which the contractor may have a collective bargaining agreement or other contract or understanding a notice advising the labor union or workers' representative of MCA's commitments under the equal employment opportunity program of City and under the Code of Ordinances and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

                  (iv) MCA shall furnish all information and reports required by the Contract Compliance Officer pursuant to the Code of Ordinances, and shall permit access during normal business hours by the Contract Compliance Officer to the books, records, and accounts of MCA pertaining to the Amphitheatre Project or the Project Area for the purpose of investigation so as to ascertain compliance with this Subsection 3.4(a).

                  (v) MCA shall file, or require its contractors to file,
            compliance reports at reasonable times and intervals with City in the form and to the extent prescribed by the Contract Compliance Officer. Compliance reports filed at such times directed shall contain information as to employment practices, policies, programs and statistics of MCA and its contractors.

                  (vi) MCA shall include the provisions of this Subsection
            3.4(a)[l-5] of this equal employment opportunity clause in every subcontract or purchase order so that such provisions will be binding upon each subcontractor or vendor.


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            (b) MCA acknowledges that MCA has been made fully aware of City of
      Atlanta Administrative Order 84-5, dated December 6, 1984. Although City and MCA acknowledge that the Amphitheatre Project (as defined in this Agreement) is not an "Eligible Project" as defined in said Administrative Order, MCA nonetheless agrees to make all good faith, best efforts to meet the goals set forth in Subsection 3.4(c) of this Agreement by making available opportunities for minority and female business enterprise participation in any and all contracts of MCA pertaining to architectural and design contracts, construction contracts, and contracts for the operation or maintenance of the Project Area (all such contracts, exclusive of contracts for performing artists, being herein collectively referred to as "Eligible Contracts") and shall take the following actions as part of its good faith, best efforts:

                  (i) Notification to community organizations that MCA has
            contracting opportunities available and maintenance of records of the organization's response.

                  (ii) Maintenance by MCA of a file of the names and addresses of each minority and female business referred to it and action taken with respect to each such referred business.

                  (iii) Dissemination of MCA's minority and female business
            enterprise policy externally by informing and discussing it with all management and technical assistance sources; by advertising in news media specifically including minority news media; and by notifying and discussing it with all subcontractors and suppliers.

                  (iv) Specific and continuing personal (both written and oral)
            recruitment efforts directed at minority and female contractor organizations, minority and female recruitment organizations and minority and female business assistance organizations.

                  (v) Subdivision of the Eligible Contracts into as many
            segments as practical to allow the greatest opportunity for participation by MBEs and FBEs.

                  (vi) Increasing where possible the number of aggregate
            purchase items so as to eliminate the requirement of front-end purchases of material for as many MFBE subcontractors as possible.

                  (vii) Adoption of the MBE and FBE participation program
            described in this Agreement.

                  (viii) Submission of participation reports on the forms and to the extent required by the Contract Compliance Officer, which summarize the number and dollar amounts of awards made during the term of this Agreement. This report shall be submitted to the Contract Compliance Officer on the last day of each month following the award of Eligible Contracts.

                  (ix) MCA shall designate a representative who shall be
            responsible for preparing and submitting reports in accordance with this Subsection 3.4(b) and for coordinating with City's Contract Compliance Officer.

            (c) MCA agrees to adopt equal employment opportunity goals of twenty-five percent (25%) minority manpower and three percent (3%) female manpower utilization in the initial construction, any future capital improvements, and the management of facilities within the Project Area. MCA agrees to adopt a goal of thirty-five percent (35%) certified Minority Business Enterprise ("MBE") participation with respect to all contracts for construction and for capital improvements to be made within the Project Area. In seeking to achieve said MBE participation goal, MCA agrees to maximize minority business participation through the promotion of joint ventures which include a minimum of thirty-five percent (35%) MBE participation in such joint ventures and which involve the major categories of general construction contract and architectural contract (including most engineering work and interior design). MCA agrees to adopt a goal that thirty-five percent (35%) of all expenditures for operations expenses (exclusive of contracts for performing artists) in connection with its operations within the Project Area shall consist of purchases to be made from vendors who are certified Minority Business Enterprises. In respect to contracts for performing artists, services and personnel that are the responsibility of the performing artist to engage directly under such contracts shall be excluded from City's MBE requirements. MCA further agrees to adopt a goal that thirty-five percent (35%) of concessions within the Project Area which are awarded by contract shall be awarded to certified Minority Business Enterprises. "Certified Minority Business Enterprise" shall be defined as those businesses which have been certified as Minority Business Enterprises by City's Office of Contract Compliance.

            (d) MCA acknowledges the right of City, through its Office of Contract Compliance, to monitor the efforts of MCA to achieve the goals set forth in Subsections 3.4(b) and (c). MCA agrees to submit such reports to City, as may be reasonably required, to monitor compliance with Subsections 3.4(b) and (c). Upon MCA's request City shall provide technical assistance from City's Office of Contract Compliance in identifying Certified Minority Business Enterprises and in forming joint ventures and subcontractor arrangements with Certified Minority Business Enterprises for Eligible Contracts. To that end, the Office of Contract Compliance will provide to MCA, upon MCA's request, a list of certified Minority and Female Business Enterprises. If MCA, or any bidder on an Eligible Contract, proposes to utilize a Minority Business Enterprise not currently certified by the Office of Contract Compliance, the Office of Contract Compliance agrees to expedite the certification process and make a certification decision within ten (10) business days of the receipt of a complete Affidavit of Minority Business Enterprise, along with the required supporting documents.

            (e) MCA acknowledges and agrees that the provisions of Subsection 3.4(b) shall be included in all Eligible Contracts.

            (f) City and MCA acknowledge and agree that nothing in this Agreement or elsewhere shall obligate, or shall be construed to obligate, MCA or MCA's Affiliates [i] to enter into any joint venture or partnership with any Person(s) or any category or classification (on the basis of race, religion, color, sex, national origin or otherwise) of Person(s) or [ii] to permit any Person(s) on any category or classification (on the basis of race, religion, color, sex, national origin, or otherwise) of Person(s) to own or otherwise hold, directly or indirectly, any equity interest whatsoever in MCA, in any Affiliate of MCA, or in any successor to or assigned of MCA's interest under the Sublease.

            (g) Due to the special requirements arising out of MCA's operations in serving the public as well as the needs of performing artists whose appearance at the Amphitheatre are often part of larger scale tours of facilities across the country, City and MCA acknowledge and agree that the operation of the Amphitheatre Project requires special qualifications in certain areas such as but not limited to stagecraft, lighting, sound amplification, electronic ticketing, advertising (both print and electronic), and food and beverage procurement. MCA will make a good faith effort to use Certified Minority Business Enterprises (including, wherever practicable, the use of joint ventures involving Certified Minority Business Enterprises) in these areas.

            (h) City and MCA further acknowledge and agree that nothing in this
      Section 3.4 shall be deemed to impose upon MCA, MCA's Affiliates, MCA's contractors or subcontractors, any requirement, obligation or expectation to employ or contract with any person or entity deemed unqualified in the sole discretion of MCA, MCA's Affiliates, MCA's contractors or subcontractors.

            (i) City acknowledges and agrees that compliance by MCA with the terms and conditions of this Section 3.4 shall be deemed compliance with
      Section 14.12 of the Master Lease, and that the requirements of this
      Section 3.4 are clarification of, and not in addition to, said Section 14.12.

      3.5. Casualty and Condemnation. In the event of any casualty or condemnation affecting or involving any or all of MCA's interest under the Sublease (including, without limitation, the Project Area and improvements currently or hereafter located thereon), all insurance proceeds and condemnation awards (including, without limitation, any monies paid in connection with any sale or other transfer made in lieu of or under threat of condemnation) relating to the Project Area and/or any improvements currently or hereafter located thereon shall be held and applied only in accordance with Section 10 of the Sublease, notwithstanding provisions, if any, to the contrary in the Master Lease.

      3.6. Use of Project Area. City hereby consents to MCA's use and enjoyment of the Project Area for any and all purposes consistent with Section 2.1 of the Sublease. Without derogating from the generality of the immediately preceding sentence, City agrees and acknowledges that the project contemplated by the Sublease may be used as a commercial outdoor concert facility operated in a manner consistent with other commercial outdoor concert facilities nationwide. Without derogating from the generality of the immediately preceding sentence, City agrees and acknowledges that the project contemplated by the Sublease may be used for performing, with or without amplified sound, popular and contemporary music, rock and roll, pyrotechnic shows, and other similar sound-intensive and light-intensive activities. Nothing in this Section
3.6 shall be deemed or construed to limit the provisions of Section 4.7 of this Agreement.

      3.7  Generality of Other Provisions. The foregoing provisions of this
Article III shall in no event be deemed or construed to be in derogation of the generality of Section 2.6 and Section 5.5 of this Agreement.

                                   ARTICLE IV

                      CONSTRUCTION OF AMPHITHEATRE PROJECT
                      BY MCA AND OTHER OBLIGATIONS OF CITY

      4.1. Construction by MCA. MCA shall commence, or shall cause commencement of, on-site construction of the Amphitheatre Project in accordance with and subject to the terms and conditions of the Sublease and the Preliminary Agreement, subject, however, to the provisions of Section 4.3 of this Agreement. Following such commencement and subject to Section 4.3 hereof, MCA agrees to exercise its reasonable best efforts in order to complete said construction of the Amphitheatre Project in order to open for the summer 1989 season and further agrees to complete said construction in order to open for the summer 1990 season, subject, however, to being delayed or hindered in or prevented from so completing said construction of the Amphitheatre Project by reason of fire, catastrophe, acts of God, strikes, lockouts, labor troubles, inability to procure materials, failure of power, retroactive governmental laws or regulations, riots, insurrection, civil commotion, war, or any other reason of a like nature not the fault of MCA. MCA agrees that, as part of the construction and development of the Amphitheatre Project, MCA shall expend the sum of Thirty Thousand Dollars ($30,000.00) for the aesthetic enhancement of the Amphitheatre Project, which expenditure shall include any costs of commissioning or acquiring works of art, designing artistic architectural design features, and the placement or construction thereof. MCA shall consult with the City's

Commissioner of Parks and Recreation in determining the nature of this expenditure for aesthetic enhancement; provided, however, MCA reserves the right, in its sole discretion, to make the final decision on the most appropriate form and method of such aesthetic enhancement. Prior to and during construction of the Amphitheatre Project, MCA shall regularly meet and confer with the City's Commissioner of Public Works and the City's Commissioner of Parks and Recreation concerning the design and construction of the Amphitheatre Project. MCA will develop detailed design plans, specifications, construction sequencing, and timetables for all on-site City Work, the cost of developing such plans and specifications to be borne solely by MCA. Any divergence from these plans and specifications will be mutually approved by the City and MCA, such approval not to be unreasonably withheld. The scheduling of all City Work will be coordinated with MCA's construction work on the Amphitheatre Project, so that the City Work will proceed concurrently with, and not substantially in advance of, MCA's construction work.

      4.2. Construction by City. City shall perform, or shall cause to be performed, all of the construction, repairs, and other work described in and in accordance with Exhibit D (collectively, the "City Work") at no cost or expense to MCA. The timely completion of the work in accordance with Exhibit D is of the essence of this Agreement, and the failure of the City so to perform such work shall constitute a breach of this Agreement. In the event of such breach, MCA shall have the right (but no obligation) to perform, or to cause to be performed, part or all of the City Work and shall further be entitled to pursue any and all other rights and remedies available at law or in equity. In the event that City fails to perform in accordance with this Section 4.2 and MCA elects to perform, or to cause to be performed, part or all of the City Work, City shall reimburse MCA for all costs of performance of such work within sixty
(60) days following receipt by City of documentation (including copies of all relevant invoices) from MCA fully supporting the amount of costs for which reimbursement is being sought; and in such event, City shall further pay MCA interest on the amount of such costs from and including the date which is sixty
(60) days following the date of City's receipt of such documentation through and including the date on which City reimburses MCA for such costs and pays MCA any and all interest due under this Section 4.2. Said interest shall accrue at the floating interest rate described in Section 15.9 of the Sublease. Notwithstanding any other provision to the contrary in this

Section 4.2, MCA shall not be entitled to perform, or to cause to be performed, part or all of the City Work pursuant to this Section 4.2 unless and until the following conditions have been satisfied:

            (a) MCA has given City written notice of City's failure to achieve timely completion of the City Work in accordance with Exhibit D, which notice (the "First Noncompletion Notice") shall comply with Section 5.11 of this Agreement and shall also be given to City's Commissioner of Public Works.

            (b) Within ten (10) days following City's receipt of the First Noncompletion Notice, City either has failed to achieve completion of the City Work or has not otherwise satisfied MCA with respect to completion of the City Work by City.

            (c) MCA has given City a second written notice that the condition set forth in Subsection 4.2(b) hereof has been satisfied, which notice (the "Second Noncompletion Notice") shall comply with Section 5.11 of this Agreement and shall also be given to City's Commissioner of Public Works.

            (d) Within five (5) days following City's receipt of the Second Noncompletion Notice, City either has failed to achieve completion of the City Work or has not otherwise satisfied MCA with respect to completion of the City Work by City.

      4.3. Access and Soil Condition.

            (a) City shall, in good faith, exercise its absolute best efforts to cause the Georgia Department of Transportation to expand both the on-ramp to the Lakewood Freeway and the off-ramp from the Lakewood Freeway, which ramps serve the Lakewood area, from one (1) lane to two (2) lanes.

            (b) City agrees to bear fifty percent (50%) of the costs of any and all soil tests pertaining to Lakewood and heretofore or hereafter performed by a duly licensed engineering or soil testing firm on behalf of Sublessor, MCA, or any actual or potential Registered Mortgagee up to an amount which, together with direct expenditures of City in accordance with
      Section 4.2 of this Agreement equals an aggregate amount of One Million Dollars ($1,000,000.00).

            (c) City covenants and agrees that in the event that (i) part or all of the soil at Lakewood is found by any local, state, or federal entity to contain chemicals or substances which may be harmful and (ii) such entity orders either the removal of such chemicals or substances or the cessation or curtailment of activities at Lakewood because of such chemicals or substances, then City shall, at City's sole cost and expense, take any and all actions which are legally required (including, without limitation, any and all actions which are necessary or appropriate in order to remove all such chemicals or substances) unless City elects to terminate this Agreement in accordance with Subsection 4.3(e) of this Agreement or MCA elects to terminate this Agreement in accordance with Subsection 4.3(f) or Subsection 4.3(g) of this Agreement; provided, however, that City shall only be required under this Subsection 4.3(c) to spend up to One Million Dollars ($1,000,000.00) for such actions.

            (d) City further covenants and agrees that in the event of chemical or substance removal in accordance with Subsection 4.3(c) of this Agreement, City shall reimburse MCA for the costs of replacing, repairing, or restoring any improvements, fixtures, or equipment damaged or adversely affected by such removal activities and shall further pay MCA, in each instance, interest on the amount of such costs from and including the date which is sixty (60) days following receipt by City of MCA's invoice for such costs through and including the date on which City reimburses MCA for such costs and pays MCA the interest due under this Subsection 4.3(d). Said interest shall accrue at the floating interest rate described in
      Section 15.9 of the Sublease.

            (e) In the event that chemical or substance removal is required in accordance with Subsection 4.3(c) of this Agreement and that the total costs which would be incurred by City under Subsection 4.3(c) hereof exceed One Million Dollars ($1,000,000.00), then City shall have the option to terminate this Agreement upon payment to MCA of the Reimbursement Amount and interest, if any, thereon, in accordance with
      Section 4.8 of this Agreement.

            (f) MCA shall have the right to terminate this Agreement and to require City to pay the Reimbursement Amount and interest thereon in accordance with Section 4.8 of this Agreement in the event that, at any point from the date hereof to the date of substantial completion of both the City Work (as defined in

      Exhibit D) and the Amphitheatre Project, MCA determines, in its exercise of good faith discretion, that the presence of chemicals or other substances in the Project Area would substantially and materially impair, hinder, or otherwise adversely affect MCA's use of the Project Area. MCA may exercise said termination right by giving written notice of such termination to City.

            (g) If, following substantial completion of the City Work and the Amphitheatre Project, chemicals or other substances are required to be removed in accordance with Subsection 4.3(c) of this Agreement, and such removal by City cannot be completed or is not completed, in the reasonable and good faith business judgment of MCA, within a period of time which would not materially and substantially adversely affect the business of MCA at the Amphitheatre Project, then and in that event MCA shall have the right to terminate this Agreement and to require City to pay the Reimbursement Amount and interest thereon in accordance with Section 4.8 of this Agreement. MCA may exercise said termination right by giving written notice of such termination to City.

      4.4. Security and Traffic Control. In order to ensure adequate security and traffic control in connection with Amphitheatre Project events, City shall exercise City's best efforts to provide, at no cost or expense to MCA, uniformed police officers in accordance with the following:

            (a) For the one (1)-hour period prior to each Amphitheatre Project event and for the one (1)-hour period following each Amphitheatre Project event, at least one (1) uniformed police officer shall be so provided, for purposes of traffic control and public safety and security, at each of the following intersections and other locations:

            (i)   Lakewood Avenue/Lakewood Way-Macon Drive;

            (ii)  Pryor Road/Fair Drive-Parking Access;

            (iii) Pryor Road/Lakewood Way;

            (iv)  Lakewood Avenue at the entrance to the Amphitheatre parking;
                  and

            (v) Lakewood Avenue east of the Amphitheatre parking entrance (to merge westbound traffic into a single lane if a new eastbound left turn lane is not constructed).

            (b) MCA acknowledges that, in the event of an unusual and unanticipated public emergency, City may not be able to provide the police officer services described in this Section 4.4. In such event, MCA shall hire off-duty police officers to provide such services.

            (c) MCA shall be required to provide appropriate police personnel to handle crowd and traffic control according to a plan approved by the Chief of Police or his/her designee.

      4.5. Permits and Approvals. City shall assist MCA and shall cooperate fully with MCA in securing from City and any and all other appropriate governmental authorities all approvals, actions, commitments, permits, and similar authorizations (collectively, "Permits") which MCA reasonably requires in order to assure itself that the project contemplated by the Sublease can be developed, constructed, and operated in accordance with MCA's contemplated plan, provided that MCA shall be responsible for paying standard and customary fees for such Permits. Such Permits may include, without limitation, building permits, commitments to MCA from the appropriate governmental entities for vehicular traffic flow improvement such as freeway off-ramps and other traffic mitigation measures, liquor licenses, and other licenses and approvals from appropriate regulatory agencies with reference to environmental regulations, zoning, land use regulations, and licensing. Without limiting the foregoing provisions of this Section 4.5, City agrees to cooperate fully in, and to exercise its absolute best efforts in, obtaining any Permits or other actions from the United States Army Corps of Engineers, which Permits or other actions may be necessary or appropriate in connection with the Project as contemplated by the Sublease. City hereby agrees and acknowledges that MCA, in entering into the Sublease and this Agreement and in undertaking the project contemplated by the Sublease, is expressly relying upon currently applicable ordinances, laws, rules, regulations, and other legal requirements with respect to the zoning classification, the building and other permit requirements, liquor regulation, vehicular traffic requirements, environmental regulations, land use regulations, licensing requirements, and other Permit-related matters; and City hereby covenants and agrees, to the full extent permitted by applicable law, that no such Permit-related requirements and no other legal or administrative requirements within City's control shall hereafter be modified or otherwise changed in any manner detrimental to MCA, MCA's interest under the Sublease, or MCA's project contemplated by the Sublease.

      4.6. Consent to Sale of Liquor and Other Goods and Services. City hereby agrees and acknowledges that MCA shall be entitled to sell, or to cause or permit to be sold, within Lakewood, any and all lawful goods, articles, and services of any nature and that this Section 4.6 of this Agreement shall constitute written permission from the Mayor of City or his designee for such sales of goods, articles, and services within Lakewood. City hereby further agrees and acknowledges that such sales may include the sale of spirituous, vinous, and/or malt liquors, provided that such sale of liquors are undertaken as otherwise provided by applicable ordinance other than Section 10-2014 of the Atlanta City Code, the requirements of said Section 10-2014 being satisfied by this Section 4.6.

      4.7. Sound Requirements. City hereby covenants and agrees to amend Section 17-3103(c) of the Atlanta City Code by adding the words "or at any amphitheatre constructed upon the Lakewood Fairgrounds" immediately following the words "Chastain Park Amphitheatre" in said Section 17-3103(c). City covenants and agrees that the use and operation of any loudspeaker systems, sound amplifiers, or other similar devices at the Amphitheatre Project shall be governed by this Agreement, which constitutes a contract for purposes of said Section 17-3103(c). MCA shall be entitled to use or operate any loudspeaker system, sound amplifier, or other similar device in conjunction with the Amphitheatre Project between the hours of 10:00 a.m. and midnight on Fridays and Saturdays and on days before legal holidays, and between the hours of 10:00 a.m. and 11:00 p.m. on other days (except that on Sundays, events shall not begin prior to 2:00 p.m.), subject only to complying with the following provisions of this Section 4.7 in the initial design and construction of the Amphitheatre Project and in the operation of the Amphitheatre Project. MCA shall have the right to operate the Amphitheatre Project for any and all purposes consistent with this Agreement or the Sublease, including without limitation, the purpose of rock and roll concerts. To minimize noise impact in neighboring communities, MCA shall design the "house" sound system of the Amphitheatre Project to include directional loudspeakers designed specifically to concentrate sound within the seating area of the Amphitheatre Project; provided, however, the foregoing shall not prohibit the use by artists of their own sound systems in addition to that of the Amphitheatre Project. Additionally, sound containment walls and/or berms shall be included in the initial design and construction of the Amphitheatre Project in order to minimize noise impact in the adjacent areas. MCA covenants that, during concerts presented at the Amphitheatre

Project, the "equivalent sound level" over a thirty (30)-minute period (from both MCA's and the performer's sound equipment) at the residential property lines adjacent to the Amphitheatre Project shall not exceed 65 dBA. Any MCA Amphitheatre Project concert at which the covenant set forth in the immediately preceding sentence is breached by MCA is hereinafter referred to as a "Sound Violation." As liquidated damages for Sound Violations, MCA shall pay City the following:

            (a) With respect to each operating season at the Amphitheatre Project, $250.00 per Sound Violation which occurs after the first five (5) Sound Violations and prior to the eleventh Sound Violation during such season;

            (b) With respect to each operating season at the Amphitheatre Project, $500.00 per Sound Violation which occurs after the first ten (10) Sound Violations and prior to the sixteenth Sound Violation during such season; and

            (c) With respect to each operating season at the Amphitheatre Project, not more than $1,000.00 (as may be imposed by City's Commissioner of Parks, Recreation, and Cultural Affairs) per Sound Violation which occurs after the first fifteen (15) Sound Violations during such season.

MCA's compliance with the noise limitations set forth in this Section 4.7 shall constitute compliance with and full satisfaction of any and all ordinances and other legal requirements relating to noise and/or sound levels, whether or not such ordinances or other legal requirements currently exist or are hereafter enacted.

      4.8 Termination and Reimbursement. In the event of any or all of (a) failure of any material conditions to this Agreement, which failure is not caused by MCA's breach of this Agreement, (b) breach of any warranties or covenants by City, or (c) any changes in permit or other legal requirements by City notwithstanding Section 4.5 of this Agreement, which changes substantially and materially adversely affect the ability of MCA to conduct the business contemplated by this Agreement, then and in that event MCA shall be entitled to terminate this Agreement by giving City written notice of such termination. In the event of such termination by MCA pursuant to this Section 4.8 or termination of this Agreement by MCA pursuant to Subsection 4.3(f) or Subsection 4.3(g) of this Agreement or in the event of termination of this Agreement by City pursuant to Subsection 4.3(e) of this Agreement, then and in any such event City shall pay to MCA an amount (the "Reimbursement Amount") which, except as provided in the last sentence of this Section 4.8, shall be equal to the total amount of Unamortized Developmental and Investment Costs (as hereinafter defined), not to exceed Seven Million Dollars ($7,000,000.00), related to the Project Area and incurred by MCA as of the date of such termination. Developmental and Investment Costs shall mean and include documented third-party payments, costs, expenses, and disbursements related to (i) capital construction, non-maintenance repair, or renovation, (ii) architectural design, engineering, and testing, (iii) costs for travel, lodging, entertainment, and food incurred in the planning, development, and construction of the Amphitheatre Project (including, without limitation, expense reimbursements by MCA to its own employees and to its consultants), (iv) fixtures or equipment, (v) delay costs or termination costs associated with any contract pending as of the date of such termination, (vi) interest costs and other costs related to financing, and (vii) attorneys' fees and consultants' fees pertaining to the planning, development, and construction of the Amphitheatre Project; provided that [A] the amount includable in Developmental and Investment Costs for purposes of calculating the Reimbursement Amount shall be fifty percent (50%) of the lesser of either the aggregate costs and expenses described in clauses (iii) and (vii) of this Section 4.8 or an amount equal to five percent (5%) of the total amount of Developmental and Investment Costs, [B] the Developmental and Investment Costs shall not include any items for which MCA has already received reimbursement from City, and [C] the Developmental and Investment Costs shall not include salary and wage payments by MCA to its own employees other than any salary and wage payments by MCA to any employee(s) residing in the metropolitan Atlanta area during and in connection with construction of the Amphitheatre Project. The Unamortized Developmental and Investment Costs shall mean an amount equal to the Developmental and Investment Costs (determined in accordance with the immediately preceeding sentence) less the amount of amortization of the Developmental and Investment Costs if the Developmental and Investment Costs were amortized on a monthly, straight-line basis over a term of twenty (20) years (x) commencing, with respect to Developmental and Investment Costs incurred on or prior to the date of issuance of a final certificate of occupancy for the Amphitheatre Project, on the earlier of the date of issuance of said certificate of occupancy or the date that is the last day of the calendar month immediately before the date of termination of this Agreement, and commencing, with respect to Developmental and Investment Costs which are incurred after the date of issuance of said certificate of occupancy and which are properly includable under generally accepted accounting principles on the basis of a tangible asset, on the earlier of the date that such asset is placed in service or the date that is the last day of the calendar month immediately before the date of termination of this Agreement, and commencing, with respect to Developmental and Investment Costs which are incurred after the date of issuance of said certificate of occupancy and which are not so includable, on the date incurred and (y) ending on the last day of the calendar month immediately before the date of termination of this Agreement. For purposes of this Section 4.8, all assets placed in service and all costs incurred in a calendar month shall be deemed to have been placed in service or incurred, respectively, on the first day of such month. City shall further pay MCA interest on the Reimbursement Amount from and including the date which is sixty (60) days following the date of City's receipt of MCA's documentation of the Reimbursement Amount through and including the date on which City pays the Reimbursement Amount to MCA and pays MCA any and all interest due under this Section 4.8. Said interest shall accrue at the floating interest rate described in Section 15.9 of the Sublease. Notwithstanding any other provision to the contrary in this Agreement, in the event that termination by MCA pursuant to this Section 4.8, termination of this Agreement by MCA pursuant to Subsection 4.3(f) of this Agreement, or termination of this Agreement by City pursuant to Subsection 4.3(e) of this Agreement occurs prior to substantial completion of the Amphitheatre Project, then and in any such event the Reimbursement Amount to be paid by City to MCA in accordance with this Agreement shall be equal to the lesser of [X] the Reimbursement Amount calculated in accordance with the foregoing provisions of this Section 4.8 or [Y] the sum of One Million Dollars ($1,000,000.00).

      4.9. City Use of Amphitheatre.

            (a) MCA and City acknowledge and agree that MCA shall permit City, through City's Bureau of Cultural Affairs, to utilize the Amphitheatre Project for cultural events on a maximum of twelve (12) days each calendar year. City shall request in writing any such date at least sixty (60) days but not more than one hundred eighty (180) days in advance thereof. With respect to each and every such cultural event and on or before the date which is sixty (60) days prior to the scheduled date for any such cultural event, MCA shall have the right to decline City's request in the event MCA has scheduled other activities which conflict with such date. In the event MCA declines any such date due to a conflict, MCA shall confer with City regarding an alternate date and shall, acting on the basis of MCA's business judgment (including, among other factors, giving reasonable consideration to City's suggestions), select and confirm an alternate date, which may not be cancelled by MCA and which may be less than sixty (60) days after such confirmation. With respect to one (1) of the twelve (12) dates each calendar year requested by City in accordance with this Subsection 4.9, MCA agrees to confirm such date one hundred twenty (120) calendar days in advance thereof unless MCA has, as of the date for confirmation, already scheduled other activities which conflict with the requested date; provided that (i) the agreement in this sentence shall not apply to dates between and including July lst-7th of each year, and (ii) if MCA so declines to confirm such date originally requested by City under the agreement in this sentence, MCA shall confer with City regarding an alternate date and shall, acting on the basis of MCA's business judgment (including, among other factors, giving reasonable consideration to City's suggestions), select and confirm an alternate date in lieu of such date originally requested by City, which alternate date may not be cancelled by MCA. MCA shall not charge City any rental for the use of the Amphitheatre Project on such dates. However, City [A] shall pay all expenses and costs related to use of the Amphitheatre Project by City pursuant to this Section 4.9, [B] shall have no right to or interest in any proceeds of parking, merchandise sales, facilities maintenance charges, or concession sales at the Amphitheatre Project (except as permitted under Section 4.9(b) or Section 4.9(c) hereof) or in any other income or revenue other than the proceeds of ticket sales (exclusive of such facilities maintenance charges) for City's events at the Amphitheatre Project, and [C] shall undertake, by written contract having form and content reasonably satisfactory to MCA, any and all obligations (exclusive of the payment of rental) customarily undertaken by other lessees, licensees, and users of the Amphitheatre Project.

            (b) With respect to any event for which City uses the Amphitheatre Project pursuant to this Section 4.9 and for which tickets are free of charge, City and MCA agree as follows:

                  (i) MCA shall not charge patrons for parking at the
            Amphitheatre Project.

                  (ii) City shall be entitled to sell, and to retain all
            proceeds from the sale of, any and all merchandise produced or purchased by City, including the sale of any food, beverage, or other perishable items at the Amphitheatre Project.

            (c) With respect to any event for which City uses the Amphitheatre Project pursuant to this Section 4.9 and for which tickets are not free of charge, City and MCA agree as follows:

                  (i) MCA shall not charge patrons for parking at the
            Amphitheatre Project unless City notifies MCA, at least fifteen (15) days prior to the applicable City event, that MCA shall charge patrons fifty percent (50%) of the then standard rate of parking fees for events at the Amphitheatre Project and that MCA shall remit to City fifty percent (50%) of such parking fees collected by MCA at such City event.

                  (ii) City shall be entitled to dell, and to retain all
            proceeds from the sale of, any and all merchandise produced or purchased by City, including the sale of any food, beverage, or other perishable items at the Amphitheatre Project.

                  (iii) City shall be entitled to retain all revenues from
            City's ticket sales; provided, however, that the then-standard facilities maintenance charge included in ticket prices for events at the Amphitheatre Project shall be included in the price of each ticket for City's event, with MCA being entitled to the total amount of such facilities maintenance charges for all tickets sold for City's event.

                  (iv) City's event may not utilize any "headline" entertainment act that is committed to perform, during the period from May 1 through October 31 (inclusive) of the calendar year in which such event occurs, on eight (8) or more dates at outdoor amphitheatre facilities having 4,000 or more seats in each facility. City's event may utilize any "headline" entertainment act that is not prohibited under the immediately preceding sentence, may utilize any "headline" act that MCA has considered for a performance to be given at the Amphitheatre Project during said period and has decided not to engage for any such performance, and may utilize any non-"headline" entertainment act. Furthermore, City may use any act for a benefit concert (i.e., a concert for which the performer has donated his or her services and from which the proceeds are donated to a charitable purpose) which does not compete with MCA (e.g., and without limitation, by selling or advertising tickets for the City event before tickets have been sold for an MCA concert with the same act in a sufficient number to enable MCA to cover its costs and expenses for such MCA concert).

            (d) With respect to any event for which City uses the Amphitheatre Project, City and MCA agree as follows:

                  (i) Admission to all events at the Amphitheatre Project shall be by ticket only, whether or not tickets are free of charge.

                  (ii) At no charge to City, MCA shall provide on-site
            management during City's event if City's event occurs during MCA's regular summer season at the Amphitheatre Project and shall exercise reasonable best efforts to assist City in talent acquisition for City's event, including advancing deposits on behalf of City for purposes of booking entertainment acts, provided that [A] MCA shall not be obligated to advance any such deposit until the date for the applicable event of City has been confirmed by MCA in accordance with Section 4.9(a) hereof, [B] City shall reimburse MCA for such deposits, and [C] MCA shall not be obligated under this Agreement to assume any risk for the economic success or failure of City's event.

                  (iii) If City elects to use or credit any promoter or
            co-promoter in conjunction with any City event, City shall not, in any manner whatsoever, use or credit any promoter or co-promoter other than MCA (or MCA's designee) in conjunction with such event. City shall be entitled to engage a corporate sponsor or governmental body in conjunction with any of City's events, provided that a business enterprise of such corporate sponsor or of any Affiliate of such corporate sponsor is not the promotion of live entertainment in Georgia.

                  (iv) Notwithstanding any other provision to the contrary in this Section 4.9, City shall be entitled to sell, and to retain all proceeds from the sale of, any and all merchandise, food, beverages, and perishable items which are produced or purchased by City and which are vended by City from facilities and equipment brought by City to the Amphitheatre Project for the applicable City event; provided, however, that only MCA or its designee shall be entitled to sell, and to retain the proceeds from the sale of, any performing artist's merchandise. If City undertakes such sale of merchandise, food, beverages, and perishable items for a City event at the Amphitheatre Project, then City shall elect whether or not the MCA-controlled concessions at the Amphitheatre Project shall be operated during such City event and shall give MCA written notice of such election at least fifteen (15) days prior to the date of such City event; and MCA shall abide by such election. If City elects for the MCA-controlled concessions to be operated during such City event, then MCA shall be entitled to any and all proceeds from the operation of such concessions during such City event.

      4.10. Tickets for City Use. MCA shall provide, at no cost or expense to City, forty-six (46) tickets to City for each event which is held at the Amphitheatre Project.

      4.11. Benefits to Community. In furtherance of, and to the extent consistent with, the obligations of MCA under Section 3.4 of this Agreement, MCA agrees: (a) to give preference consistent with City's First Source Jobs Policy ordinance, throughout the Lease Term under the Sublease, to individuals residing in the City of Atlanta for purposes of employment for MCA's operations at the Amphitheatre Project, with MCA's specific goal under this Section 4.11(a) being that at least seventy-five percent (75%) of MCA's employees for the Amphitheatre Project will be residents of the City of Atlanta; and (b) to conduct job fairs/skills workshops in conjunction with the surrounding communities, the Southside Council for Jobs, and the Atlanta Area Vocational Technical School for purposes of (i) informing the residents of the surrounding communities of the employment and subcontract opportunities which may be available in connection with the development and operation of the Amphitheatre Project and (ii) facilitating the qualification and application process for prospective Amphitheatre Project employees residing in the City of Atlanta. In connection with the first season of MCA's operations at the Amphitheatre Project, MCA shall conduct at least three (3) such job fairs/skills workshops. MCA shall meet periodically with duly appointed representatives of the surrounding communities in order to discuss the development and implementation of the programs described in this Section 4.11 and in order to discuss other aspects of the development of the Amphitheatre Project. MCA shall contribute twenty-five cents ($0.25) to Metropolitan Atlanta Community Foundation for each ticket sold by MCA at the Amphitheatre Project during each calendar year in excess of 125,000 tickets in such year, said proceeds to be distributed within communities impacted by the development within a three (3)-mile radius of the facility. During the first year of MCA's operations at the Amphitheatre Project, MCA shall contribute $100,000.00 to such fund or association as an advance against (and not in addition to) the contribution contemplated under the immediately preceding sentence. MCA's performance under this Section 4.11 shall be monitored by City's Office of Contract Compliance; and MCA shall, on or before June 1 and December 1 of each year, submit written reports to City's Office of Contract Compliance regarding such performance. Furthermore, in the event that MCA has not achieved or is not maintaining the seventy-five percent (75%) goal set forth in Section 4.11(a) hereof during operation of the Amphitheatre Project, then MCA shall request and utilize the assistance of City's Office of Contract Compliance in achieving or maintaining said goal. MCA shall, in good faith, facilitate the hiring of residents of the City of Atlanta by MCA's general contractor and subcontractors in connection with construction of the Amphitheatre Project. Without limiting MCA's liability for City ad valorem property taxes relating to MCA's improvements at the Amphitheatre Project, MCA also agrees that MCA shall pay, or shall cause to be paid, any and all City ad valorem property taxes properly and duly levied with respect to MCA's improvements at the Amphitheatre Project during a five (5)-calendar year period commencing with the first calendar year in which such taxes are so levied, regardless of whether the operation of the Amphitheatre Project is continuing during said five (5)-calendar year period or any portion thereof.

                                    ARTICLE V

                                 GENERAL MATTERS

      5.1. Assignment and Binding Effect.

                  (a) City may assign its rights under this Agreement to any party that has succeeded to City's right, title, and interest in Lakewood and City's right, title, and interest under the Master Lease, provided, however, that no such assignment by City shall reduce, mitigate, or otherwise limit in any manner any obligations of City under this Agreement, including, without limitation, City's obligations under Article IV of this Agreement.

                  (b) Subject only to disapproval by City in accordance with this Subsection 5.1(b) (which right of disapproval shall not apply in situations described in Subsection 5.1(c) of this Agreement), MCA may assign, in whole or in part, MCA's rights under this Agreement to any successor, assignee or transferee with respect to any or all of MCA's interest under, the Sublease. Whenever MCA proposes to assign or transfer all or substantially all of its rights under this Agreement together with all or substantially all of MCA's rights and interests under the Sublease, MCA shall provide written notice to City of the proposed assignment and the proposed assignee. City shall have a period of sixty (60) days from the date of receipt of such notice in which to disapprove, by resolution or ordinance adopted by its governing body, such proposed assignee. Disapproval by City may be based upon a good faith determination that the proposed assignee either: (i) is debarred or suspended in accordance with Section 5-5112 of the Atlanta City Code, as the same currently exists; or (ii) lacks the financial resources to perform the obligations of MCA in accordance with this Agreement; or (iii) is unable to perform in the best interest of City. Failure of City to disapprove such proposed assignment in accordance herewith shall be deemed a waiver of City of its right to disapprove such assignee.

                  (c) Without the consent of City, MCA may assign, in whole or in part, absolutely or as collateral, MCA's rights under this Agreement to any Affiliate(s) of MCA or to any partnership, joint venture or other entity in which MCA or an Affiliate of MCA retains an equity interest.

                  (d) Any or all of MCA's rights under this Agreement may be assigned, without the consent of City, upon notice to City, to or by any Registered Mortgagee or its nominee, as collateral or pursuant to foreclosure or similar proceedings, pursuant to the sale, assignment, or other transfer of MCA's interest under the Sublease in lieu of foreclosure or similar proceedings, or pursuant to the exercise of any other right, power, or remedy of any Registered Mortgagee.

                  (e) This Agreement shall be binding upon City and MCA and
            their respective successors and assigns and shall inure to the benefit of City and MCA and their respective permitted successors and assigns.

      5.2. Severability. The provisions of this Agreement shall be deemed severable in accordance with this Section 5.2. If any provision of this Agreement, the deletion of which would not adversely affect the receipt of any material benefit by any party hereunder and would not substantially increase the burden on any party hereto, shall be held to be invalid or unenforceable to any extent, then (a) the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement, (b) the remainder of this Agreement shall remain in full force and effect, and (c) such invalid or unenforceable provision shall -be reformed so as to give maximum legal effect to the intention of the parties as expressed in such provision.

      5.3. Further Documents. Each of the parties hereto agrees to sign such other and further documents as may be consistent with the terms hereof and appropriate to carry out the intentions expressed in this Agreement.

      5.4. Applicable Law. It is the parties' express intention that this Agreement is made pursuant to and shall be governed by and construed under the laws of the State of Georgia.

      5.5. Controlling Provisions. In the event of any inconsistency between any provisions of the Master Lease and the provisions of this Agreement, then the provisions of this Agreement shall be controlling. In the event of any inconsistency between any provisions of the Master Lease and the provisions of the Sublease, then the provisions of the Sublease shall be controlling.

      5.6. Waiver. This Agreement may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought. The waiver by either party of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained.

      5.7. Multiple Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

      5.8. Interpretation of Agreement. Should any provision of this Agreement require interpretation or construction in any judicial, administrative, or other proceeding or circumstance, it is agreed that the parties hereto intend that the court, administrative body, or other entity interpreting or construing the same shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have fully participated in the preparation of all provisions of this Agreement.

      5.9. No Third Party Beneficiary. No individual or entity that is not a signatory to this Agreement (other than successors and assigns of the signatories to this Agreement) shall have any rights or privileges under or arising out of this Agreement, nor shall any person or entity that is not a signatory to this Agreement otherwise be deemed a third party beneficiary of this Agreement.

      5.10. Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, conditions, and understandings between City and MCA, oral or written, relating to the subject matter of this Agreement. Neither party has made any representations or promises not expressly contained in this Agreement. No subsequent alterations, amendment, change, or addition to this Agreement shall be binding upon City and MCA unless reduced to writing and signed by both parties hereto.

      5.11. Notices.

            (a) All notices, demands, invoices, and requests required or permitted to be given under this Agreement shall be in writing and shall be delivered by personal service, by express courier, or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth hereinbelow or such other address as either party may from time to time designate in writing to the other party.

      The current addresses for notices are as follows:

      If to City:             Department of Parks, Recreation &
                              Cultural Affairs
                              City of Atlanta
                              236 Forsyth Street, S.W.
                              Atlanta, GA 30303

                              Attn:  The Honorable Betsy C. Baker
                                     Commissioner

      With a concurrent
      copy to:                City of Atlanta
                              Office of City Attorney
                              City of Atlanta
                              Suite 1100, South Tower
                              1 CNN Center
                              Atlanta, GA 30303-2705

                              Attn:  Marva Jones Brooks, Esq.

      If to MCA:
                              MCA Concerts, Inc.
                              100 Universal City Plaza
                              Universal City, CA 91608

                              Attn:  Mr. Marc Bension

      With a concurrent
      copy to:
                              MCA Music Entertainment Group
                              70 Universal City Plaza
                              Universal City, CA 91608

                              Attn:  Senior Vice President,
                                     Business and Legal Affairs

            (b) All notices, demands, invoices, and requests shall be effective and shall be deemed to have been given on the date of actual delivery by personal service or by express courier or, if mailed, on the fourth (4th) Business Day following the date of mailing, provided that the mailing occurs in a major metropolitan area within the United States.

            (c) All approvals and consents given by any party pursuant to this Agreement shall be in writing, and neither party shall rely upon an approval or consent given by the other party which is not in writing. No party shall unreasonably delay acting upon a request by the other party for a consent or approval contemplated by this Agreement.

       5.12.   Captions.

            (a) The captions, section numbers, article numbers, exhibit titles, and table of contents appearing in this Agreement are inserted only as a matter of convenience and shall in no way define, limit, construe, or describe the scope or intent of any section or article, nor in any way affect this Agreement, nor in any manner be considered in the construction or interpretation of this Agreement.

            (b) Reference to section and article numbers are references to sections and articles within this Agreement, unless the context clearly indicates otherwise.

      5.13. Number and Gender. Whenever the singular or plural number or masculine, feminine, or neuter gender is used in this Agreement, it shall equally apply to, extend to, and include the other.

      5.14. Rights Are Cumulative. The rights and remedies conferred upon either party in this Agreement and by law and equity are cumulative, unless and to the extent inconsistent with the provisions of this Agreement.

      5.15. Injunctive Relief. In the event of a breach or threatened breach of any of the covenants or provisions of this Agreement by either party hereto, the other party shall, in addition to any rights and remedies expressly mentioned in this Agreement, have the right of injunction, the remedy of specific performance, and the right to invoke any remedy allowed at law or in equity.

      5.16. "Affiliate(s)" Defined. The term "Affiliate(s)" herein means any Person which, directly or indirectly, is controlled by, is in control of, or is under common control with, the Person with reference to which the term "Affiliate" is used. Ownership of 50% of more of the voting or decision making power with respect to any Person shall be deemed control, although ownership of less than 50% shall not necessarily negate control.

      5.17. "Person(s)" Defined. The term "Person(s)" herein means any person, corporation, partnership, firm, association, trust, or other entity.

      5.18. "Midnight" Defined. For purposes of this Agreement, references to "12:00 midnight" on any day shall mean the last point in time on said day.

      5.19. "Business Day(s)" Defined. The term "Business Day(s)" herein means any day(s) other than any Saturday, any Sunday, and any holiday on which national banking associations or the municipal governmental offices of City are closed.

      5.20. Estoppel Certificates. At any time and from time to time, upon not less than fifteen (15) Business Days' prior request by either party hereto, City and MCA, respectively, shall execute, acknowledge, and deliver to the other a written estoppel certificate certifying (a) that this Agreement (in the form attached to the certificate) is unmodified and is in full force and effect or, if there have been modifications, that the same is in full force and effect as modified and identifying the modifications, (b) that, to the best knowledge of the certifying party, there is not any uncured Master Lease Default or any uncured Event of Default under the Sublease or any act or omission which, with the lapse of time, the giving of notice, or otherwise, will ripen into a Master Lease Default or an Event of Default under the Sublease, other than any specified in the certificate, and (c) that, to the best knowledge of the certifying party, there is no default, breach, or violation by the lessor under the Master Lease or by the sublessor under the Sublease, other than any specified in the certificate. The party requesting the estoppel certificate may accompany its request with a proposed certificate to be executed by the other party; and if the other party does not execute and deliver either the estoppel certificate tendered by the requesting party or such other party's own version of the estoppel certificate to the requesting party within said fifteen
(15)-Business Day period, then the estoppel certificate prepared by the requesting party shall be conclusively deemed to have been executed and delivered by such other party and shall be binding on such other party as if executed and delivered by such other party. Estoppel certificates may be relied upon by any Person proposing to acquire City's or MCA's interest hereunder, or any portion thereof or interest therein, as the case may be, and by any mortgagee or encumbrancer or prospective mortgagee or encumbrancer (or any assignee thereof) now or hereafter having any present or prospective interest in the right, title, or interest of City or MCA.

      5.21. Confidentiality. City shall not use for its own benefit, and shall hold in confidence, all information concerning MCA and its Affiliates that City learns from MCA, from MCA's Affiliates, or from any officers, agents, licensees, employees, or concessionaires of MCA, MCA's Affiliates, or City, provided that City and MCA acknowledge the possibility that some information may be subject to official Code of Georgia Annotated ss. ss. 50-18-70,71,72, and 73, as amended. City shall not violate the confidentiality imposed in this Section 5.21 without first obtaining the written consent of MCA unless pursuant to court order or pursuant to written legal opinion issued by the City Attorney to City and MCA.

      5.22. Survival of Certain Provisions. Notwithstanding any termination of this Agreement pursuant to Subsection 4.3(e), Subsection 4.3(f), Subsection 4.3(g), or Section 4.8 of this Agreement, the provisions of Section 3.3, Section 4.8, and Article V (excluding Section 5.23) of this Agreement shall survive.

      5.23. MCA Insurance. For the benefit of City but not for the benefit of Sublessor or any other person, MCA agrees as follows:

            (a) The public liability insurance to be maintained by MCA pursuant to Section 9.1 of the Sublease, shall have combined single limits of not less than Five Million Dollars ($5,000,000.00) per injury and occurrence with respect to any insured liability, whether for death, bodily injury, or property damage, subject to a reasonable deductible amount.

            (b) The insurance which MCA is required to purchase and maintain by virtue of the reference in Section 9.1 of the Sublease to Section 8.4 of the Master Lease shall be fire, lightning, extended coverage, windstorm, and malicious mischief and casualty insurance, including vandalism on the Amphitheatre Project (and not on any of the five (5) buildings specified in Section 7.3.1 of the Master Lease) in the amount of the full insurable replacement cost of the Amphitheatre Project.

            (c) In performing under the last sentence of Section 9.1 of the Sublease, MCA shall comply with Subsection 8.6 of the Master Lease, so that, for purposes of complying' with said Subsection 8.6 under Section
      9.1 of the Sublease, MCA shall be deemed to be "Lessee" (as said term is used in said Subsection 8.6), Sublessor shall be deemed to be "Lessor" (as said term is used in said Subsection 8.6), and any instrument whereby MCA grants any rights or interest of MCA under the Sublease shall be deemed a "Sublease" (as said term is used in said Subsection 8.6).

            (d) MCA's right to employ self-insurance under Section 9.2 of the Sublease shall be subject to the written approval of City's Commissioner of Finance, which approval shall be based upon said Commissioner's review of any specific self-insurance plan hereafter submitted to City and shall not be unreasonably withheld, delayed, or conditioned by said Commissioner or by City. Said Commissioner's failure to deliver to MCA any written disapproval (setting forth the specific reasons for such disapproval) of a proposed self-insurance plan within sixty (60) days after MCA's submittal of such plan shall be deemed to constitute said Commissioner's approval of such plan for purposes of this Agreement.

            (e) The confirmation to be made to Sublessor under Section 9.2(ii) of the Sublease shall also be made to City.

      5.24. Memorandum of Agreement. Simultaneously with execution and delivery hereof, City and MCA shall execute and deliver a recordable short-form memorandum of this Agreement. MCA shall be entitled to record said memorandum at MCA's expense.

                [Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, City and MCA, acting through their respective duly authorized officers or representatives, have duly executed this Agreement under seal as of the day and year first above written.

Signed, sealed, and delivered                       MCA CONCERTS, INC.,
this 17th day of October, 1988,                     a California corporation
in the presence of:


/s/ [Illegible]                                     By /s/ Marc Bension
------------------------                               -------------------------
Unofficial Witness                                     Name  Marc Bension
                                                            --------------------
                                                       Title   President
/s/ Linda Jo Brown                                           -------------------
------------------------
Notary Public                                       Attest /s/ Robert Biniaz
                                                           ---------------------
My commission expires:                                 Name  Robert Biniaz
                                                            --------------------
    July 10, 1992                                      Title  Vice-President
------------------------                                     -------------------
    [Notary Seal]
                                                           [CORPORATE SEAL]

====================================
            LINDA JO BROWN
[SEAL] NOTARY PUBLIC CALIFORNIA
          CITY AND COUNTY OF          [Signatures continued on next page]
             LOS ANGELES
My Commission Expires July 10, 1992
====================================

Signed, sealed, and delivered                CITY OF ATLANTA,
this 25 day of October 1988,                 a municipal corporation
in the presence of:                          of the State of Georgia

                                             By /s/ [Illegible]
/s/ [Illegible]                                 --------------------------------
-----------------------------------------       Name /s/ Andrew Young
Unofficial Witness                                   ---------------------------
                                                Title    Mayor
                                                      --------------------------
/s/ [Illegible]
-----------------------------------------    Recommended:
Notary Public

My commission expires:                       /s/ [Illegible]
  Notary Public, Gwinnett County, Georgia    -----------------------------------
   My Commission Expires Apr. 9, 1992        Chief Administrative 0fficer
-----------------------------------------
     [Notary Seal]                           Attest /s/ Jessy C. Bearden
                                                    ----------------------------
                                                Name /s/ Jessy C. Bearden
                                                    ----------------------------
                                                Title  Dep. Clerk
                                                     ---------------------------

                                                      [CORPORATE SEAL]


                                             Recommended:

                                             /s/ [Illegible]
                                             -----------------------------------
                                             Commissoner of Parks,
                                             Recreation and Cultural
                                             Affairs


                                             Recommended:

                                             /s/ [Illegible]
                                             -----------------------------------
                                             Commissioner of Finance


                                             Recommended:

                                             /s/ [Illegible]
                                             -----------------------------------
                                             Commissioner of Public Works


                                             Approved as to form on
                                             behalf of City of Atlanta:

                                             /s/ [Illegible]
                                             -----------------------------------
                                             Assistant City Attorney

                                    EXHIBIT A

                                  MASTER LEASE

      THIS AMENDED INDENTURE OF LEASE, made this 2nd day of February, 1984, between THE CITY OF ATLANTA, a Municipal corporation chartered pursuant to the laws of the State of Georgia, Party of the First Party (hereinafter defined as "Lessor"), and FILMWORKS U.S.A., INC., a Georgia corporation created pursuant to the laws of the State of Georgia, Party of the Second Part (hereinafter defined as "Lessee"), pursuant to assignment and transfer of the Indenture between Lessor and Atlanta Lakewood Enterprises, Ltd., dated May 1, 1979, which assignment and transfer were authorized by order of Judge A. D. Kahn, United States Bankruptcy Court, Northern District of Georgia, dated January 16, 1984, Case No. 80-03317A.

      WHEREAS, the Council of the City Of Atlanta, Georgia by ordinance approved January 3, 1984, has authorized the Amendment of this Lease, said ordinance being attached hereto as Exhibit "A"; and

      WHEREAS, the parties desire to restate the Indenture of Lease as Amended, such restatement being set forth herein;

      NOW, THEREFORE, in consideration of ten dollars ($10.00) paid by Lessee to Lessor and the mutual covenants herein contained, Lessor and Lessee hereby convenant and agree as hereinafter provided:

      1. DEFINITIONS. For the purposes of this Agreement, the following defined terms shall have the meanings ascribed hereto in this Article 1.

      1.1. "Affiliate" means, in the context of Lessee, any other entity of which two percent (2%) or more of the ownership interest therein is owned, directly or indirectly, by Lessee or by the holders of more than two percent (2%) of the stock of Lessee. Such ownership interests owned by members of the immediate families of the shareholders of Lessee shall be ascribed to such shareholders for the purpose of the foregoing definition.

      1.2. "Agreement" means this Indenture of Lease.

      1.3. "Demised Premises" means the Property, the Improvements (including the Existing Improvements) and all rights, easements and appurtenances appertaining thereto.

      1.4. "Entity" means any person, corporation, partnership (general or limited), joint venture, association, joint stock company, trust or other business entity or organization.

      1.5. "Event of Default" means those events, occurrences and circumstances so designated in Section 10.2 of Article 10 of this Agreement.

      1.6. "Existing Improvements" means those buildings, structures and other facilities located upon the Property on the date of this Agreement and more particularly described in Exhibit "B" attached hereto and by reference made a part hereof.

      1.7. "Gross Revenues" means the entire amount of all revenues received by Lessee during the term of this lease with respect to the following:

            (a) Admission charges, ticket sales, or any and all income derived from sporting events, automobile races, and any and all other entertainment events or tours where the Lessee charges admission, or is otherwise compensated.

            (b) All revenues received by Lessee from occupancy leases as defined in Section 1.18 hereof, or subleases as described in Section 1.22 hereof.

            (c) All revenues received from charges made for vehicular parking on the demised premises.

      1.8. "Impositions" means any and all lawful impositions of ad valorem taxes, special assessments for public improvements, street and sewer levies and utility charges upon the Property or any portion thereof.

      1.9. "Improvements" means all buildings, (other than temporary buildings), structures and other facilities at any time and from time to time affixed to the Property, including, but not by way of limitation, the Existing Improvements; provided, however, that Improvements shall only include property which is a building or similar structure which is intended by Lessee to become a part of the Property as a permanent improvement thereof; and further provided that Improvements shall not include trade fixtures, sets of scenery, displays and similar property used in filming. Lessee shall notify Lessor within thirty (30) calendar days after completion of construction of any structure intended by Lessee to be an Improvement.

      1.10. "Insurance Trustee" means the trustee appointed herein or by the requirements of any mortgagee holding a mortgage on Lessee's interest in the Demised Premises or any portion thereof, for the purpose of receiving, investing and paying Net Insurance Proceeds. Any mortgagee holding a mortgage on Lessee's interest in the Demised Premises or any portion thereof may elect itself to act as insurance trustee. If an insurance trustee is not otherwise designated, the Commissioner of Finance of Lessor shall perform the functions of the insurance trustee.

      1.11. "Lease Term" means the period of time specified in Section 2.2 of
Article 2 of this Agreement.

      1.12. "Lessee" means Filmworks U.S.A., Inc., a Georgia corporation, the assignee of Atlanta Lakewood Enterprises, Ltd., a corporation created pursuant to the laws of the State of Georgia, and its successors and assigns of the leasehold estate and interest in the Demised Premises under this Agreement (but excluding any sub-lessees, occupancy-lessees, tenants and concessionaires).

      1.13. "Lessor" means the City of Atlanta, a municipal corporation chartered pursuant to the Laws of the State of Georgia. Whenever a provision of this Lease requires approval, agreement, or action by Lessor, such provision shall be construed to mean approval agreement or action by the governing body of said Lessor, unless otherwise stated.

      1.14. "Mortgage" (in singular) and "Mortgages" (in the plural) means any deed to secure debt, deed of trust, mortgage, security agreement or other instrument in the nature thereof at any time and from time to time constituting a lien upon Lesses's interest in the Demised Premises or any portion thereof, or collectively, two (2) or more of such.

      1.15. "Mortgagee" (in the singular) and "Mortgagees" (in the plural) means the holder or, collectively, the holders of a Mortgage or Mortgages.

      1.16. "Net Insurance Proceeds" means, in the context of any insurance required pursuant to this Agreement, the gross proceeds from the insurance with respect to which such term has reference (that is, the gross proceeds arising by virtue of any insured loss in respect to the Demised Premises or any Improvements) remaining after payment of all expenses (including, but not by way of limitation, attorneys' fees and any extraordinary expenses of the Insurance Trustee) incurred in the collection of such gross proceeds.

      1.17. "Notice" means a written advice or notification required or permitted by this Agreement to be served by Lessor or Lessee upon the other, or, in the circumstances defined in Article 13 of this Agreement, upon or by the Insurance Trustee or Mortgagees.

      1.18 "Occupancy Lease" means any and all rental agreements in all or any portions of the Demised Premises between Lessee as landlord thereunder and others, as tenants thereunder for a term of twenty-four (24) months or less, including the term of all options to renew.

      1.19. "Operating Year" means that calendar year through the lease term, except for the first operating year, which commences on the date of execution of this Agreement and terminates at the and of the day on December 31, 1984.

      1.20. "Property" means those tracts or parcels of land in the County of Fulton, State of Georgia, more particularly described in Exhibit "C" attached hereto and by reference made a part hereof and shall include all portions thereof as to which the Lessor subsequently acquires title.

      1.21. "Rent" means all amounts payable by Lessee to Lessor as rental for the Demised Premises, as more particularly described in Article 5 of this Agreement. Rent does not include impositions or other items payable by Lessee under this Agreement which are not designated as rental for the Demised Premises.

      1.22. "Sub-Lease" means any and all instruments creating usufructs or subleasehold estates in all or any portion of the Demised Premises, between Lessee as landlord or lessor thereunder and others, as tenants or lessees thereunder for a term in excess of twenty-four (24) months, as set forth in
Section 11.2 to this Agreement.

      1.23. "Zoning and Other Encumbrances" means those matters, other than Impositions, affecting title to the Property and the Existing Improvements which are more specifically set forth in Exhibit "D" attached hereto and incorporated herein.

      2. PREMISES AND TERM

      2.1. Premises. Lessor, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned, reserved and contained, to be paid, kept and performed by Lessee, has demised, leased and rented, and by these presents does demise, lease and rent, unto Lessee, and Lessee hereby agrees to lease and take upon the terms and conditions which hereinafter appear, the Demised Premises, subject only to the Impositions and zoning and other Encumbrances. As of the date of this Agreement, the Demised Premises consist of the Property and the Existing Improvements. Title to the Improvements during the Lease Term shall be in Lessee. Notwithstanding such title to the Improvements, the terms and conditions of this Agreement shall govern the use and operation of the improvements and the exercise of all Lessee's rights with respect thereto and Lessee's estate, right, title and interest in and to the improvements, which, except for Subleases and Occupancy Leases, shall not be separable from the leasehold estate granted Lessee hereunder. Except for termination pursuant to
Article 12 of this Agreement, upon termination of the Lease Term, whether by expiration of time or otherwise, title to the Improvements shall, subject to the rights of any Mortgagee, vest in and become the full and absolute property of Lessor without need of any further action being taken by Lessee or Lessor, and Lessee shall immediately surrender possession of the Improvements, subject to the rights of any Mortgagee, Sub-Lessee or Occupancy Lessee.

      2.2. Lease Term. The Lease Term under this Amended indenture shall commence on the date of execution as not forth above and shall expire midnight, local time in the City of Atlanta, State of Georgia, on the date which is thirty-five (35) years from January 1, 1984, subject to being sooner terminated as provided in this Indenture of Lease, as amended.

      2.3. Option. Lessee, if not in default at the expiration of this lease, and if it has faithfully performed its obligations during the term of the Lease, shall, upon notice to Lessor, have the right to extend the lease for an additional period of fifteen (15) years upon the same terms and conditions as herein. Said notice shall be in writing from Lessee to Lessor no less than 120 days prior to end of the initial thirty-five (35) year term of the lease.

      2.4. Interest Conveyed By This Lease. The Interest conveyed by this lease consists of a limited and restricted interest (said limitations and restrictions being set forth in this lease) and said conveyed interest does not include an estate in real property.

      3. CONVENANTS AND WARRANTIES BY LESSOR.

      3.1. Quiet Enjoyment. Lessee paying the Rent hereby reserves, and fully performing and observing the covenants, duties and obligations by Lessee to be performed, observed and kept, may peaceably possess, hold, enjoy and use the Demised Premises with the exclusive control, possession and enjoyment thereof during the Lease Term.

      3.2 Title. Lessor has fee simple title to the Property and the Existing improvements and the Property and the Existing Improvements will be delivered to Lessee free and clear of all claims, demands, obligations, mortgages, liens and encumbrances of any nature or kind, except for Impositions and Zoning and Other Encumbrances set out on Exhibit "D". Lessor warrants that the Demised Premises are, as of the effective date of this Amendment to Indenture of Lease, zoned M1-C, and such zoning permits the use of the Demised Premises for the use and purposes herein specified, which zoning shall, unless otherwise requested by Lessee, continue during the Term of this Amended Lease. As of the effective date of this Amendment, Lessor warrants that it has fee simple title to the Demised Premises, the Property and the Existing Improvements which is free and clear of all claims, demands, obligations, mortgages, liens, reversions and encumbrances of every nature, kind and description, except only for those Impositions, Zoning and other Encumbrances which are set forth on Exhibit "D", attached hereto and Incorporated herein by reference. Lessor warrants that Lessor's fee simple title and the leasehold estate Amendment are marketable and insurable by such title insurance company, licensed to do business in the State of Georgia, as Lessor or Assigns may select, without exception other than those matters specifically set forth in Exhibit "D". The expense of obtaining any title policy shall be borne by Lessee.

      3.3. Public Records. Pursuant to the provisions of Sections 50-18-70, et seq, of the Official Code of Georgia Annotated, Lessor hereby agrees to make available to Lessee any public records concerning the Demised Premises or any other matter directly or indirectly involving the Demised Premises or any portion thereof.

      4. ENCROACHMENTS.

      4.1. Removal. Lessor shall take any reasonable action necessary, including instituting legal proceedings for the purpose of protecting the title to the Demised Premises and Lessee's quiet enjoyment thereof against any adverse claims, uses, occupancies and encroachments on the Property. Lessee will, if and when requested by Lessor, join with Lessor and become a party to any judicial or other proceedings that may be instituted by or on behalf of Lessor for the purpose of protecting and preserving Lessor's title to the Property and Lessee's enjoyment thereof pursuant to this Lease.

      4.2. Use. Lessor and Lessee further understand and agree that when such encroachments, adverse uses and occupancies shall have been removed by judicial proceedings or otherwise, the use of the same for the remaining period of the Lease Term shall inure to the benefit of Lessee to the same extent as the other portions of the Demised Premises herein leased shall inure to Lessee under the provisions, covenants, terms and conditions of this Agreement.

      5. RENT.

      5.1. Minimum Rent.

      5.1.1. Lessee shall pay to Lessor the sum of $100,000.00 for each of the first three Operating Years, and thereafter in the fourth and fifth Operating Years the sum of $150,000.00 per year. Thereafter, Lessee shall pay to Lessor a minimum rent of $150,000.00 per annum during the continuance of this Lease, subject to the rental adjustment provided in Section 5.1.2. Any rent payable for less than a full Operating Year shall be prorated in the proportion that such period of less than a full Operating Year bears to a full Operating Year.

      5.1.2. Rental Adjustments. The minimum amount of Rent payable by Lessee to Lessor with respect to the sixth Operating Year and for each Operating Year thereafter shall be One Hundred Fifty Thousand Dollars ($150,000.00) multiplied by a fraction, the numerator of which fraction is the Consumer Price Index number for the Current Month applicable to the Operating Year and the denominator of which fraction is the Consumer Price Index number for the Base Month, provided that the increase in minimum rent in any given operating year shall not exceed six percent (6%) of the minimum rent for the previous Operating Year.

      5.2. Computation of Rent. Commencing with the sixth Operating Year and subject to the provisions of Section 5.1 of this Article 5, Lessee shall, within sixty (60) calendar days after the close of each Operating Year, pay to Lessor three percent (3%) of its Gross Revenues received for each Operating Year, or portion thereof, during the Lease Term. The amount due Lessor under this Section
5.2 shall be reduced by any Minimum Rent paid by Lessee to Lessor with respect to such Operating Year, provided however, that under no circumstances shall the amount of Rent paid to Lessor be less than the Minimum Rent due under Section
5.1.1 and 5.1.2.

      The term "Consumer Price Index" means the Consumer Price index for Atlanta, Georgia for Urban Wage Earners and Clerical Workers [1967=100], as published by the Bureau of Labor statistics of the United States Department of Labor. If the publishing of the "Consumer Price Index" shall cease, then the most comparable and similar index published by any department or agency of the United States government shall be used.

      The term "Current Month" number which is applicable to the Operating Year means the Consumer Price Index number published for the last month of the last Operating Year which immediately precedes the beginning of the then current Operating Year (and if no Consumer Price Index is published for said month, then the number published for the most recent month prior thereto shall be used.

      The term "Base Month" number means the Consumer Price Index number published for the last month of the fifth Operating Year (and if no Consumer Price Index is published for the last month of the fifth Operating Year, then the number published for the most recent month prior thereto shall be used).

      5.3. Payment of Rent. Lessee shall pay rent to Lessor in monthly installments, in advance, on or before the first day of each and every calendar month during the entire Lease Term. The amount of each such monthly installment shall be equal to one-twelfth (1/12th) of the amount of the Minimum Rent with respect to the applicable Operating Year as provided in Section 5.2 of this
Article 5. (The parties recognize that the first Operating Year [1984] shall not be a complete year and rentals shall be prorated for such year.)

      Within sixty (60) calendar days following the end of each Operating Year, Lessee shall submit to Lessor its annual audited financial statement showing the determination of Gross Revenues with respect to such Operating Year, and for the sixth Operating Year and each Operating Year thereafter in the event that three percent (3%) of the Gross Revenues for such sixth Operating Year and thereafter shall exceed the amount of Rent paid for such Operating Year pursuant to this Section, then Lessee shall remit and pay to Lessor the balance of the Rent due in accordance with Section 5.1.2.

      5.4. Books and Records. During the Lease Term, Lessee shall maintain complete and accurate records, in accordance with generally accepted accounting principles consistently applied, of all Gross Revenues received and earned with respect to the Demised Premises by Lessee during each Operating Year, and such other records, data and facts necessary to determine Gross Revenues hereunder as Lessor say reasonably require.

      Lessor expressly reserves the right to examine and audit all of said records, including sales, entertainment, business and occupation tax reports to the extent that said records and reports contain information relating to Gross Revenues derived by Lessee from the Demised Premises. The right of examination and audit may be exercised at any time during normal business hours. If Lessee fails to make the aforesaid records available to Lessor in Atlanta, Georgia, then Lessee shall pay all reasonable expenses incurred by Lessor to examine and audit said records in the place where they are located and maintained.

      Lessee agrees to keep, maintain and preserve for four (4) years following the expiration of each Operating Year all records required under this Section, or adequate photostatic copies thereof. In the event Lessor shall dispute the amount of Gross Revenues during said four-year period, Lessee agrees to preserve all such records until such dispute is resolved; and if Lessor shall not, within said four-year period, dispute the accuracy of the statement of Gross Revenues furnished by Lessee to Lessor, then such statement shall be conclusive on Lessor and Lessee with respect to the amount of Gross Revenues received by Lessee with respect to such Operating Year.

      6. TAXES AND OTHER IMPOSITIONS.

      6.1. Payment. Lessee shall bear and pay to the public officer charged with the collection thereof, before the same shall become delinquent, and shall indemnify, save and hold harmless Lessor from the payment of, any and all taxes, assessments, license fees, excises, imposts, fees and charges of every sort, nature and kind, which during the Lease Term are levied, assessed, charged or imposed upon or against the Demised Premises (including any Improvements) during the Lease Term for which the Lessee is liable at law, to the extent of all installments becoming due in connection therewith during the term of the Lease. The parties, however, recognize the restricted and limited interest conveyed by the lease as described in Section 2.4 above.

      6.2. Contest. If any Imposition (including without limitation, any tax, assessment, license fee, excise, impost, fee or charge) shall be deemed by Lessee to be improper, illegal or excessive, Lessee may, at no cost or expense to Lessor and in Lessee's own name, dispute and contest the same and, in such case, such item need not be paid only if and to the extent that the laws or regulations governing such contest permit postponement of payment; provided, however, that Lessee shall first furnish to Lessor, if requested by Notice to Lessee from Lessor, reasonable security for the payment of such item so contested. Unless so contested by Lessee, all such Impositions shall be paid by Lessee within the time provided by law, and if contested, any such Imposition shall be paid before the issuance of an execution on the final judgment.

      6.3. Receipts. After all payments are made by Lessee pursuant to and in conformity with Sections 6.1 and 6.2 of this Article 6, Lessee shall at once furnish to Lessor duplicate receipts or other satisfactory evidence of such payment.

      6.4. Utilities. Lessee is to be responsible for and shall pay all water, sanitation, gas, heat, light, power, steam and telephone services and any and all other services supplied to the Demised Premises.

      6.5. Performance by Lessor. If Lessee fails to procure insurance, as hereinafter provided, or wrongfully fails to pay any Impositions (including taxes, assessments, license fees, excises, imposts and fees), utility charges or premiums of insurance, Lessor may, at Lessor's option, after ten (10) days following Notice to Lessee by Lessor, and an behalf of Lessee, procure any such insurance and make any such payment or payments as may be reasonably necessary.

      6.6. Reimbursement. Any reasonable amount paid or expended by Lessor under the provisions of Section 6.5 of this Article 6 shall be reimbursed and paid to Lessor by Lessee on demand.

      7. USE OF DEMISED PREMISES.

      7.1. Purposes and Compliance With Laws.

      7.1.1. Lessee agrees that the dominant theme in the development of the Demised Premises shall be in connection with the entertainment field, production of film and television programming and complimentary uses and activities, as now exist or as may be developed in the future.

            Lessor acknowledges and agrees that the Demised Premises may be used for any lawful purpose or use connected with or related to the production of motion pictures, television programming and similar or related entertainment, commercial and production activities, and all sorts and types of visual and sound recording, copying, producing and processing, and for retail stores, lodging, office buildings and complexes and related entertainment and commercial activities. Such uses, purposes and facilities for which the Demised Premises may be used shall include, without limitation, studios, sound stages, outdoor lots, recording studios, studio manufacturing, film processing laboratories, educational facilities for vocational and academic training, auditoriums, theatres and exhibition halls, lodging, office buildings and complexes, retail stores, food, beverage and entertainment facilities, parking, warehouses, fairs and special events, public tours, and entertainment facilities and parks. Further, the Demised Premises may he used for public entertainment, including, without limitation, such events as automobile and motorcycle races, expositions, demonstrations, trade shows, and any and all other presentations and performances which are lawful; and such other uses and purposes as shall from time to time be approved by Lessor upon application of Lessee. Lessee expressly covenants not to operate horse racing, dog racing, or any other events or undertakings involving wagering in connection with horse racing or dog racing without the express consent of Lessor.

      7.1.2. At all times, Lessee shall conform to, obey and comply with all present and future laws and ordinances, and all lawful requirements, rules and regulations of all legally constituted authorities, existing at the commencement of the Lease Term, or at any time during the continuance of the Lease Term, which in any way affect the Demised Premises or the use of the Demised Premises, or any repair, replacement, demolition, renovation, construction, restoration or excavation being done on or to the Demised Premises, or in any way affecting this Agreement. The right to contest the validity thereof in good faith, at Lessee's sole cost and expense and in Lessee's own name, is hereby reserved to Lessee.

      7.2. Condition of Demised Premises. Lessor shall not be liable or responsible for the condition of the Demised Premises, or for maintenance of the Demised Premises, or for the safety and suitability of the Demised Premises for any uses for which the Demised Premises may be employed by Lessee; nor shall Lessor be liable or responsible for any loss, damage or injury which may occur from any cause whatsoever to Lessee, or the property, agents, employees, patrols, exhibitors, licensees or concessionaires of Lessee, or any other person whatsoever, occurring on the Demised Premises or in or about the Improvements. Lessee hereby acknowledges that Lessee has inspected and is familiar with the condition of the Demised Premises including the terrain features of the property and the Existing Improvements located thereon, and accepts such in the present condition thereof. Provided, however, that Lessee accepts the premises subject to the agreement of Lessor that Lessor will maintain the dam and related facilities located on the Premises and the drainage of water from the lake impounded by such dam. Provided further, however, that the Lessor, recognizing Lessee's desire to relocate the dam, lake and drainage system now in place to accommodate better uses of the race track facilities on the Demised Premises agrees to have its Department of Environment and Streets study possible alternatives to the present lake and dam, with a view toward cooperating with Lessee in this regard if it is determined to be both economically and environmentally feasible.

      7.3. 0ptional Improvements and Demolition of Improvements.

      7.3.1. If Lessee desires to undertake any material alteration or demolition of the grandstand, or of any of the four main exhibit buildings now located on the premises, Lessee must first obtain approval of such action by Lessor, acting through Lessor's governing body. In the event that material alteration or demolition of any of these five (5) specified structures is approved by Lessor, any salvage from these specified structures shall belong to Lessor.

      7.3.2. Lessee may, at no cost or expense to Lessor, either add to, renovate or construct anew any of the Existing Improvements and to construct new Improvements, or remove or demolish any of the Existing Improvements or any other Improvements (at any time and from time to time during the Lease Term) including, but not limited to, the destruction of the racetrack and grandstands on the Demised Premises to permit the use of all of the Demised Premises as in accordance with Section 7.1.1. for such other or additional uses or construction as Lessee may determine and desire, except that approval by Lessor must be obtained with regard to the five (5) structures specified in Section 7.3.1 above. No prior approval shall be required as to other alterations or demolitions. Any salvage resulting from any such additions, renovations, construction or demolition during the Term of the Lease shall belong to Lessee, except the salvage from the five (5) specified structures in Section 7.3.1. Any Existing Improvements (excluding the lake, racetrack and grandstands) which are demolished by Lessee shall be replaced by new Improvements of equal or greater value in accordance with Lessor's development plan for the Demised Premises. As long as any law, rule or regulation shall require that the lake on the Demised Premises must be maintained, Lessor agrees to maintain, repair, restore and rebuild (if necessary) the lake, dam and all facilities related thereto. If Lessee shall become aware of any condition of this lake which may require any action by Lessor, Lessee agrees to give Lessor written notice thereof. At such time as the lake is no longer required to be maintained as aforesaid, Lessee may drain the lake and demolish the dam and related facilities for the purpose of using the area comprising the lake for such purposes as are permitted under
Section 7.1.1. hereof.

      7.3.3. Lessee's Development Plan. Lessee pledges its good faith efforts throughout the term of this lease to implement a development plan for capital improvements on the Demised Premises, substantially along the lines of the proposed plan set forth in Exhibit "E" to this Agreement. It is understood and agreed between the parties that in the event that economic necessity or legitimate business considerations require alterations in the plan as set forth, such alterations shall not be grounds for declaring Lessee in default under this Agreement, in the absence of actual fraud or manifest bad faith.

      7.4. Protection of Adjacent Property. While any excavation, demolition or construction is being performed on the Demised Premises or any portion thereof, Lessee shall protect all adjacent property.

      7.5. Liens. Lessee shall permit no Liens to attach to the reversionary estate of Lessor in the Demised Premises as a result of any excavation, demolition or construction upon the Demised Premises or any portion thereof, unless Lessee shall remove such Liens, within ninety (90) days from and after recordation thereof, by discharge, bonding or other proceeding; provided that this Section 7.5 shall not, and shall not be deemed to, authorize or empower Lessee to cause or permit any lien whatsoever to attach to Lessor's reversionary estate in tbe Demised Premises, which shall always remain superior to Lessee's interest hereunder.

      7.6. Title. Any Improvements constructed by Lessee shall become a part of the Demised Premises, but the legal title to the same shall not vest in Lessor until the termination of this Agreement, whether by expiration of the Lease Term or otherwise. Title to all Improvements, facilities and betterments of any sort whatsoever which are constructed hereafter or placed upon any portion of the Demised Premises, and any and all depreciation and investment Tax Credit generated thereby or available in connection therewith shall belong to and accrue to the benefit of Lessee during the Lease Term.

      7.7. Removal of Property. Lessee and all other persons and entities shall have the right to remove from the Demised Premises all temporary buildings, temporary facilities, trade fixtures and personal property of any kind which belong to Lessee or any other person or entity which have been placed upon the Demised Premises by Lessee or by such persons or entities. The removal thereof shall be made within sixty (60) days from and after the termination of this Agreement, or at any time prior thereto.

      7.8. Subleases and Occupancy Leases. The voluntary, involuntary or other surrender or termination of this Agreement during the term of this Agreement shall not terminate or affect any then existing Subleases, but such Subleases shall continue in full force and effect according to their terms and shall be binding on Lessor, provided the person or entity holding any portion of the Demised Premises under such Sublease is not then in default thereunder and shall promptly and faithfully thereafter perform all covenants and agreements contained therein and shall, in writing, agree to attorn to the Lessor with respect to such SubLeases. No Sublease shall extend beyond the Lease Term specified in Section 2.2 of Article 2, or, as extended pursuant to Section 2.3. In the event of such termination of this Agreement, outstanding occupancy leases shall also be honored by Lessor as to terms and conditions relating to occupancy of the premises and rentals, but any other terms or conditions must be expressly ratified by Lessor, provided the person or entity holding such occupancy Lease is not then in default, and agrees in writing to attorn to Lessor herein. No term in such Occupancy Lease which has not been expressly ratified by Lessor may bind Lessor to expend monies in excess of rental due from the holder of said Occupancy Lease.

      7.9. Repair. Lessee shall, at all times during the Lease Term, at Lessee's sole cost and expense, keep and maintain the Demised Premises in good and sanitary order, condition and repair.

      7.10. Future Requirements. In the event, at any time during the Lease Term, any alteration, demolition, renovation, repair, replacement or other work of any nature, structural or otherwise, shall be required or ordered or becomes necessary on account of any governmental rule or regulation now in effect or hereafter adopted which affects the Demised Premises or with respect to any and all other buildings, other structures, alterations or improvements that may thereafter be constructed, located on, in or made a part of the Demised Premises, the entire cost and expense thereof (regardless of when the same shall be incurred or become due) shall be the liability of Lessee and in no event shall Lessor be called upon to contribute thereto or to do or pay for any work performed, materials furnished or obligations incurred by Lessee, except as otherwise provided in this Lease.

      8. INSURANCE.

      8.1. Public Liability Insurance. Lessee shall purchase and maintain public liability insurance with responsible insurance companies authorized to do business in the State of Georgia, having a duly designated agent or agents upon whom process in any suit or action in the courts of the State of Georgia or of the United States of America can be served, insuring Lessee against liability for injuries to persons (including death) and property caused by Lessee's negligent use and occupancy of the Demised Premises or otherwise caused by the negligence of Lessee on the Demised Premises, the policy limits thereof to be in an amount of not less than Five Hundred Thousand Dollars ($500,000.00) for any one person and not less than Three Million Dollars ($3,000,000.00) for any one occurrence involving injury (including death), to more than one person and an amount of not less than One Hundred Thousand Dollars ($100,000.00) for property damage resulting from any one occurrence. The Lessor shall be an additional named insured in all such policies.

      8.2. Motor Vehicle Liability Insurance. Lessee shall purchase and maintain during the term of this Agreement motor vehicle liability insurance on all motor vehicles owned, leased or otherwise used by Lessee upon the Demised Premises in an amount of not less than Three Hundred Thousand Dollars ($300,000.00) for injury (including death) to any one person and an amount of not less than One Million dollars ($1,000,000.00) for any one occurrance involving injury (including death) to more than one person, and in an amount of not less than Twenty-five Thousand Dollars ($25,000.00) for property damage resulting from any one occurrence.

      8.3. Worker's Compensation Insurance. Leasee shall provide for and maintain adequate Workmen's Compensation Insurance for all of Lessee's employees upon the Demised Premises, as required by statute, and employer's liability insurance for protection of such of Lessee's employees upon the Demised Premises as cannot be covered by Worker's Compensation in an amount not less than One Hundred Thousand Dollars ($100,000.00).

      8.4. Improvement Insurance. Lessee shall purchase and maintain fire, lightning, extended coverage, windstorm and malicious mischief and casualty insurance, including vandalism, on the five (5) buildings specified in Section
7.3.1 above in the amount of their full, insurable value. The determination of full, insurable value shall be made by Lessee at least once every other Operating Year during the Lease Term, and the insurance coverage shall be adjusted to reflect such valuations. Lessee shall pay the expense of such determination.

      8.5. Insurance Polices. Leasse shall furnish to Lessor a photostatic copy of all policies of insurance obtained pursuant to this Article 8. With respect to the first of such policies obtained, Lessee shall furnish Lessor copies of binders evidencing that such coverage is in force within fifteen (15) calendar days after the date of this Agreement and shall furnish copies of all such policies within sixty
(60) calendar days after the date of this Agreement. Such policies shall provide that the coverage shall not be amended to decrease the protection below the limits specified herein or be subject to cancellation without at Least thirty
(30) calendar days advance notice to the Commissioner of Finance of Lessor and, if desired by Lessee, to Lessee and any mortgagee. Such policies obtained in accordance with Sections 8.1 and 8.4 of this Article 8 shall also include in addition to Lessee, Lessor as an additional named insured and, if desired by Lessee, any Mortgagee.

      8.6. Coverage by Others. Lessee shall require that all persons and entities occupying any portion of the Demised Premises under any Sublease shall provide and maintain during such person's use or occupancy of the Demised Premises liability insurance with limits of liability of not less than $300,000.00 for any injury (including death) to any one person, not less than $1,000.000.00 for injuries (including death) to more than one person in any one occurrence and not less than $25,000.00 for property damage in any one occurrence. Lessee and Lessor, and, if desired by Lessee, any Mortgagees, shall appear as additional named insureds on all such policies. Unless Lessor shall object to the valuations as determined by Lessee within thirty (30) days from receipt of notice from Lessee of such determination, the same shall be deemed to have been agreed to by Lessor.

      8.7. Indemnification. Notwithstanding the foregoing, Lessee shall indemnify and hold Lessor and the officers, agents and employees of Lessor harmless against any and all claims of any kind or character resulting from negligent acts or omissions of Lessee or the officers, agents, exhibitors, licensees, employees or concessionaires of Lessee in the use and occupancy of the

Demised Premises, or resulting from the failure of Lessee to perform any of Lessee's obligations hereunder or to comply with any of the terms thereof, or otherwise resulting from the negligence of Lessee or the officers or employees of Lessee. The obligation of Lessee to hold Lessor and the officers, agents and employees of Lessor harmless shall not be restricted to the limits of the liability insurance required to be purchased pursuant to this Article 8.

      8.8. Insurance Trustee. If required by any Mortgagee, the Net Insurance Proceeds of payment for any loss under the policies described in Section 8.4 of this Article 8 shall be paid to the Insurance Trustee, for the benefit of Lessor and Lessee, to the end that the Insurance Trustee shall be entitled to collect for the use and benefit of such Mortgagee, Lessor and Lessee the Net Insurance Proceeds in the event of and by reason of the loss or damage of any Improvements. Lessor and Lessee hereby authorize and direct any carrier of such insurance to so pay the Insurance Proceeds to the Insurance Trustee.

      8.9. Damage, Destruction and Restoration. If at any time any Improvements are destroyed or damaged (in whole or in part) by fire or other casualty, Lessee shall promptly give Notice thereof to the Insurance Trustee, and Lessee shall give all notices required under insurance policies and shall prosecute all claims to the extent it deems it economically feasible to do so, and Lessor shall cooperate with Lessee in such prosecution of claims. All Net Insurance Proceeds of insurance resulting from such claims for Lessee shall be paid to and held by the Insurance Trustee in a separate trust account. Lessee, upon request of the Insurance Trustee, shall apply the Net Insurance Proceeds to repair the Improvements or to construct new Improvements which shall approximate in value the damaged or destroyed Improvements; provided, however, in the event such damage or destruction affects a material portion of the Improvements, then Lessee shall have the option to cancel this Agreement, whereupon all Net Insurance Proceeds shall be paid over to Lessor and become the sole property of Lessor. The foregoing option must be exercised by Lessee, if at all, by Notice to Lessor from Lessee within ninety (90) calendar days from and after the event of such damage or destruction.

      8.10. Application of Net Insurance Proceeds. All Net insurance Proceeds, whether held by Lessor, Lessee or the Insurance Trustee, shall be made available to Lessee for the purpose of any repair, rebuilding or restoration by Lessee pursuant to Section 8.9 of this Article 8. Upon completion by Lessee during the Lease Term of the repair, restoration or construction of such Improvements, any unexpended portion of the Net Insurance Proceeds shall inure to Lessee and any Mortgagee, as their interests may appear.

      8.11. Termination. In the event of the termination of this Agreement by reason of an Event of Default before the expenditure of the full amount of the Net Insurance Proceeds, any unexpended balance remaining thereof, including any interest previously earned by such balance, shall inure to and become the sole property of Lessor, subject to the rights of any Mortgagee having an interest therein.

      8.12. Investments. Any moneys held by the Insurance Trustee under the provisions of Section 8.8 of this Article 8 shall, at the written request of Lessee, be invested or reinvested by the Insurance Trustee as specified by Lessee in such request, or in the absence of such specification, in such investments as the Insurance Trustee shall deem proper.

      8.13. Evidence of Payment. Lessee shall promptly furnish to Lessor duplicate receipts or satisfactory evidence of the payment of all premiums on any and all insurance required to be carried by Lessee in accordance with this Agreement.

      8.14. Invalidation. Lessee agrees and covenants that Lessee will not do or permit to be done in, to, or about the Demised Premises, any act or thing which will invalidate any insurance pertaining to any Improvements; and, further, Lessee will not permit any Improvements at any time to be put, kept or maintained on the Demised Premises in such condition that the same cannot be insurable in the amount of the full insurable value thereof.

      9. MORTGAGES.

      9.1. Encumbrances. Lessee shall have the right to encumber by Mortgage (or Mortgages) all or any portion of Lessee's rights and interests hereunder including, without limiting the generality of the foregoing, all or any portion of Lessee's rights and interests in and to all Improvements on the Demised Premises. In all respects, however, any Mortgagee's interests shall be subordinate, inferior and junior to Lessor's rights, title, privileges, liens and interests as provided in this Agreement, subject to the rights of any such Mortgagee to cure any Event of Default by Lessee as herein provided. Lessee shall not have the right to, in any way, burden or encumber Lessor's fee simple title and reversionary interest in and to the Demised Premises.

      9.2. Notices to Mortgagees. If, at any time after the execution and recording in the Office of the Clerk of the Superior Court of Fulton County, Georgia, of any Mortgage, the Mortgagee thereunder shall notify Lessor in writing that such mortgage has been given and executed by Lessee, and shall at the same time furnish Lessor with a copy of such Mortgage certified as true and correct by the said Clerk, and the address to which such Mortgagee desires Notices and copies of suits as hereinbelow provided to be mailed, Lessor hereby agrees that Lessor will mail to such Mortgagee, as a notice, duplicate copies of any and all suits filed by Lessor against Lessee and such Notices as Lessor has agreed to provide to Mortgagees under Section 10.4 of Article 10 of this Agreement. Notification by any Mortgagee shall cease to be effective upon written notice by such Mortgagee to Lessor of the satisfaction of the Mortgage held by such Mortgagee.

      9.3. Cure by Mortgagees. To the extent that Lessee grants such right to any Mortgagee, such Mortgagee may, at the option of such Mortgagee, at any time before Lessor shall have terminated this Agreement as provided in Section 10.4 of Article 10 of this Agreement, pay any amount or do any act or thing required of Lessee by the terms of this Agreement. All payments so made and all acts or things so done and performed by any such Mortgagee shall be as effective to prevent a forfeiture of the rights and interests of Lessee hereunder as the same would have been if done and performed by Lessee instead of any such Mortgagee. Lessor shall not modify, terminate, cancel or surrender this Lease without the prior written consent of any Mortgagee entitled to Notice under Section 9.2, except upon the occurrence of an Event of Default as defined in Section 10.2 and then only if all conditions and provisions of Articles 9 and 10 have been fully complied with by Lessor and such Event of Default continues and has not been cured pursuant to the provisions of Article 10.

      9.4. Subrogation. Any Mortgage given by Lessee may be so conditioned as to provide that as between Lessee and any Mortgagee under such Mortgage, such Mortgagee, on curing any circumstances which might ripen into an Event of Default, shall be thereby subrogated to any and all of the rights of Lessee under the provisions, covenants, terms and conditions of this Agreement.

      10. DEFAULT AND TERMINATION.

      10.1. Interest Conditional. The Lessee's interest created by this Agreement is granted on the condition that should any Event of Default occur and be continuing, then Lessor may, subject to all of the terms, conditions and provisions hereof, terminate this Agreement and such Lessee's interest as provided in this Article 10.

      10.2. Events of a Default. The following conditions and events shall constitute Events of Default for purposes of this Agreement:

      a. Lessee fails to make or pay any fees, charges or other payments required hereunder when due to City within fifteen (15) days after receipt of written notice from Commissioner of Finance of Non-payment thereof;

      b. Forty-nine percent (49%), or more, of the ownership of Lessee is in any calendar year transferred, passes to or devolves upon (by operation of law or otherwise) any other person, firm or corporation without the written consent of the Lessor, unless such transfer of interest is approved or permitted under Articles 3, 9, or 11;

      c. Lessee fails to keep, perform and observe each and every promise, covenant and condition set forth in this Agreement on its part to be kept, performed or observed for thirty (30) days after receipt of written notice of default from Comissioner of Finance, except where fulfillment of such obligation requires activity over a period of time and Lessee has commenced to perform whatever may be required within thirty (30) days after receipt of such notice from the Comissioner of Finance and continues such perfomances without interruption except for causes beyond its control;

      d. The levy of any attachment or execution, or the appointment of any receiver, or the execution of any other process of any court of competent jurisdiction which is not vacated, dismissed or set aside within a period of ninety (90) days and which does, or as a direct consequence of such process will, interfere with Lessee's use of the Demised Premises or with its operations under this Agreement;

      e. Lessee becomes insolvent, or takes the benefit of any present or future insolvency statute, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or a petition or answer seeking an arrangement for reorganization, or for readjustment of indebtedness under the federal bankruptcy laws or under any other law or statute of the United States, or of any state law, or consents to the appointment of a receiver, trustee or liquidator of all or substantially all of its property located within the Demised Premises;

      f. By order or decree of court, Lessee is adjudged bankrupt, or an order is made approving a petition filed by any of the creditors or stockholders of Lessee seeking the reorganization or the readjustment of its indebtedness under the federal bankruptcy laws, or under any law or statute of the United States, or any state thereof;

      g. A petition under any part of the federal bankruptcy laws, or an action under any present or future solvency law or statute is filed against Lessee and is not dismissed within one hundred twenty (120) days;

      h. By, pursuant to or under authority of (1) any legislative act, resolution or rule, or (2) any order or decree of any court, governmental board, agency or officer having jurisdiction, a receiver trustee or liquidator takes possession or control of all or substantially all of the property of Lessee, and such possession or control continues in effect for a period of one hundred twenty (120) days;

      i. Any lien is filed against the Demised Premises because of any act or omission of Lessee or a sub-tenant and such lien is not removed, enjoined or a bond for satisfaction of such lien is not posted within sixty (60) days after Lessee has actual knowledge of the filing of such lien; or

      j. Lessee voluntarily abandons, deserts or vacates the Demised Premises.

      10.2.1. Lessee's Right to Contest and Effect of Acceptance.

      a. Nothing in this Section 10.2 shall prohibit Lessee from contesting in good faith any governmental authority's requirements or its duty to pay any tax, lien, claim, charge or demand, but Lessee shall comply with all laws, ordinances, rules, regulations, orders and other governmental directives until and unless relieved from doing so by a court of competent jurisdiction.

      b. No acceptance by Lessor of the fees and charges or other payments specified herein, in whole or in part, and for any period or periods, after a default in complying with any of the terms, covenants and conditions to be performed, kept or observed by Lessee shall be deemed a waiver of any right on the part of Lessor to cancel or terminate this Agreement on account of such default, so long as such default continues.

      10.2.2. Lessor's Rights of Re-Entry. Subject to the provisions of Article 9 and Section 10.3 through 10.9, Lessor shall, as a non-exclusive remedy, upon the giving of written notice of cancellation or termination as above provided, have the right to re-enter the Demised Premises and every part thereof on the effective date of cancellation or termination without further notice of any kind, remove any and all persons therefrom and may regain and resume possession either with or without the institution of summary or legal proceedings or otherwise. Such re-entry, however, shall not in any manner affect, alter or diminish any of the obligations of Lessee under this Agreement.

      10.2.3. Additional Rights of Lessor. Lessor, upon termination or cancellation of this Agreement, or upon re-entry, regaining or resumption of possession of the Demised Premises, pursuant to 10.2 hereof, may occupy said premises and shall have the right to permit any person, firm or corporation to enter upon the Demised Premises and use the same. Such occupation by others may be of only a part of said Premises, or the whole thereof or a part thereof together with other premises, and for a period of time the same as or different from the balance of the term remaining hereunder, and on terms and conditions the same as or different from those set forth in this Agreement. Lessor shall also have the right to repair or to make such structural or other changes in the Demised Premises as are necessary in its judgment to maintain the suitability thereof for uses and purposes similar to those granted under this Agreement without affecting, altering or diminishing the obligations of Lessee hereunder.

      10.2.4. Survival of Lessee's Obligations. In the event this Agreement is terminated or cancelled by Lessor pursuant to the provisions of this Agreement, or in the event Lessor re-enters, regains or resumes possession of the Demised Premises, Lessor shall be entitled to recover damages to be computed in the following manner: Subject to Lessor's obligation to mitigate damages, Lessor shall be entitled to recover the amount or amounts of fees and charges which would have been due and payable to Lessor to the same extent, at the same time or times, and in the same manner as if no termination, cancellation, re-entry, regaining or resumption of possession had taken place. Lessor shall have the responsibility to diligently seek mitigation of damages in the event of such termination, cancellation or resumption of possession.

      10.2.5. Waiver of Redemption and Damages. Lessee hereby waives any and all rights of redemption and damages granted by or under any present or future law or statute in the event it is dispossessed by reason of an uncured default, and Lessor obtains or retains possession of the Demised Premises in any lawful manner.

      10.3 Force Majeure. For the purpose of any of the provisions of this Agreement, neither Lessor nor Lessee, as the case may be, nor any successor in interest, shall be considered in breach of, or default in, the obligations thereof with respect to this Agreement in the event of enforced delay in the performance of such obligations due to unforeseeable causes beyond the control and without the fault or negligence thereof, including, but not restricted to, acts of God, acts of the public enemy, acts of the Federal Government, acts of the other party, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, unusually severe weather or delays of any contractor or subcontractors due to such causes; it being the purpose and intent of this
Section 10.3 that in the event of the occurrence of any such enforced delay, the time or times for perfomance of the obligations of Lessor or Lessee, as the case may be, with respect to this Agreement shall be extended for the period of the enforced delay; provided that the party seeking the benefit of the provisions of this Section 10.3 shall, within ten (10) calendar days after the beginning of any such enforced delay, have first notified the other party thereof by Notice, and of the cause of causes thereof, and requested an extension for the period of the enforced delay.

      10.4. Remedies. If an Event of Default has occurred and is continuing, Lessor may, at Lessor's option, upon giving sixty (60) calendar days prior Notice to any Mortgagee entitled to such Notice as provided In Section 9.2 of
Article 9 of this Agreement of the circumstances which may ripen into any such Event of Default (which Notice may be given concurrently with any Notice to Lessee from Lessor required pursuant to Section

10.2 of the Article l0), except as otherwise provided in Section 10.5 of this
Article 10, unless such Mortgagee is in compliance with either Section 10.4 or
Section 10.5 of this Article 10, in good faith instituted proceedings necessary to secure such possession and if Mortgagee proceeds with due diligence to cure the circumstances which may ripen into such Event of Default, Lessor will not terminate this Agreement provided Mortgagee, for the period from the inception to the cure of such circumstances, pay all Rent and other monetary sums due Lessor under this Agreement and otherwise performs all the other obligations required by this Agreement to be performed by Lessee, which Mortgagee is able to perform under the circumstances.

      10.5. Foreclosure by Mortgagee. If the nature of the circumstances which may ripen into an Event of Default (as declared by Lessor under Section 10.4 of this Article 10) is such that the same cannot be cured by Mortgagee, then if Mortgagee, after receiving Notice of such circumstances and prior to the expiration of the first thirty (30) days of the sixty (60) calendar days grace period in Section 10.4 of this Article 10, promptly institutes foreclosure proceedings to foreclose the Mortgage held by such Mortgagee, and proceeds with due diligence to prosecute such foreclosure proceedings to a conclusion, Lessor will not terminate this Agreement provided Mortgagee, for the period from the inception of such circumstances until such foreclosure proceedings are concluded, pays all Rent and other monetary sums due Lessor under this Agreement and otherwise performs all other obligations required by this Agreement to be performed by Lessee, which Mortgagee is able to perform under the circumstances. Such Mortgagee, following foreclosure thereby upon any interest of Lessee under this Agreement and Mortgagee's purchase of Lessee's interest at such foreclosure, shall be obligated as the successor to Lessee under this Agreement for such obligations as mature under the terms of this Agreement only during the time that the title to the Lessee's interest is and remains vested in such Mortgagee.

      Any purchaser at any foreclosure sale shall not have the right to transfer, sell, convey and assign the interest and title purchased at such sale without the approval or consent of Lessor. Said approval or consent shall not be unreasonably withheld.

      10.6. New Lease. If any Mortgagee shall effect a cure of circumstances which may ripen into an Event of Default, as allowed by Sections 10.4 and 10.5 of this Article 10, such Mortgagee, at its option, shall have the right to notify Lessor by Notice within ten (10) calendar days after such Mortgagee shall have effected such cure that such Mortgagee is desirous of assuming this Agreement for the remainder of the Lease Term, provided such Mortgagee in said Notice obligates itself to immediately (i) pay to Lessor all unpaid Rent and other monetary sums which are due, or which except for such termination would otherwise be due, under this Agreement up to and including the date of commencement of the term following such assumption of this Agreement; and (ii) pay to Lessor all expenses and reasonable attorney's fees incurred by Lessor in connection with any such circumstances which might have ripened into an Event of Default.

      10.7. Operation by Lessor. Lessor agrees that after a circumstance which may ripen into an Event of Default until the assumption of this Agreement as contemplated by Section 10.6 of this Article l0, Lessor will do nothing which would give rise to any liens against the Demised Premises, and Lessor shall have the right, but not the obligation, to operate the Demised Premises. If Lessor shall elect to operate the Demised Premises, then Lessor shall pay over to Mortgagee the net income or rental received by Lessor, if any, derived from the operation of the Demised Premises from the date Lessor commenced such operation, or Mortgagee shall pay over to Lessor the net deficit to Lessor from such operation, both determined in accordance with an audit prepared for and certified to Lessor and Mortgagee by an independent certified public accountant registered and licensed in the State of Georgia and approved in writing by Lessor and Mortgagee. The cost and expense of the said audit shall be borne by Mortgagee.

      10.8. Possession. If any Mortgagee shall become entitled to possess the Demised Premises, whether by reason of foreclosure, succession to the Lessee's interests, by assumption of this Agreement or otherwise, Lessor shall, at the request, cost and expense of Mortgagee take all appropriate steps and action to remove any persons from possession and to put Mortgage (or its assigns) in possession of the Demised Premises, but Lessor shall not be liable to Mortgagee or to any person for any damages resulting from any delay in delivering possession of Demised Premises, and there shall be no abatement of rental under any new Lease Agreement or otherwise by reason of any delay.

      11. ASSIGNMENTS, SUBLEASES AND OCCUPANCY LEASES.

      11.1. Assignments and Transfers. Lessee shall not sell, assign or otherwise convey its title and interest in the Demised Premises or any part thereof except as permitted by Section 9.1, 11.2 and 11.3 of this Agreement or as may otherwise be approved by Lessor, which approval shall not be reasonably withheld. There shall be no transfer within any calendar year of forty-nine percent (49%) or more of the ownership of Lessee to any person, firm or entity (excluding transfers to the immediate family and trusts for the immediate family of the transferor) without approval by Lessor, which approval shall not be unreasonably withheld.

      11.2. Occupancy Leases and Subleases. Lessee may enter into Occupancy Leases as defined herein for the whole or any portion of the Demised Premises and/or Improvements without reference to or approval by the Lessor.

      Lessee may enter into subleases as defined herein for the whole or any portion of the Demised Premises and/or Improve-ments after obtaining approval by Lessor, acting through its governing body. All such subleases must contain language concerning nondiscrimination as required by
Section 14.12 infra.

      11.3. Effect of Termination. All Occupancy Leases and all Subleases shall be subordinate to this Agreement (subject to the provisions of Paragraph 7.8) and shall contain a covenant on the part of the tenant thereunder to the effect that neither the termination of this Agreement nor the institution of any suit, action, or proceeding by Lessor to recover possession of the Demised Premises shall by operation of law, or otherwise, result in the cancellation or termination of such Occupancy Leases or Subleases (or of any of the obligations of tenant therein or thereunder) so long as no uncured default exists thereunder, and if such tenant shall attorn to Lessor or Lessor's successor in interest. The requirements of any Mortgagee holding a Mortgage, with respect to any of such Subleases or Occupancy Leases shall govern the relative priorities of such Mortgage and such Occupancy Leases and such Subleases and the rights of such Mortgagee concerning such Occupancy Leases and such Subleases which are not inconsistent with these provisions.

      12. CONDEMNATION.

      12.1. Condemnation Proceedings. If, during the Lease Term, the Demised Premises or any portion thereof be condemned and taken by the United States of America, the State of Georgia or by other body having power of eminent domain thereover, then the provisions of this Section 12.1 shall apply.

      12.1.1. The amount of any awards from any condemnation shall be made separately to Lessor and Lessee to adequately compensate Lessor and Lessee for the fair market value of each of their respective interests in the Demised Premises without reference to or consideration of any termination of this Lease or the obligations hereunder relating to the portion of the Demised Premises condemned.

      12.1.2. If all of the Demised Premises is condemned, or such portion thereof is condemned so that the residue has substantially no commercial value to Lessee, then the obligations of Lessee to pay Rent which would accrue after the date that condemnor takes possession of the condemned property shall terminate. If, after a condemnation occurs, the residue of the Demised Premises has commercial value to Lessee, then Lessor and Lessee shall mutually select a qualified, independent real estate appraiser who shall, as expeditiously as possible, determine the commercial value to Lessee of the residue of the property remaining after such condemnation. If Lessor and Lessee are unable to agree in their selection of such appraiser, then an appraiser shall be appointed by the presiding judge of the Superior Court of Fulton County, Georgia, and the appraiser so selected shall determine the commercial value to Lessee of said residue of such Demised Premises. The Minimum Rent, as adjusted, and the percentage rent payable under the provisions of Article 5 of this Agreement shall be reduced to that percentage thereof which the value of said residue (as so determined), bears to the sum of said value and the amount paid by award to Lessor and Lessee under Section 12.1.1 hereof.

      12.1.3. No Acknowledgement. This Article 12 shall not constitute an acknowledgment or be construed as constituting an acknowledgment by Lessor or Lessee or either or both of them that Lessor's rights as an entity of government in and to the reversionary fee simple estate in the Demised Premises are in any manner subject to any power of eminent domain vested in any government or other body.

      13.   NOTICES.

      13.1. Notices. All Notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been properly given or served by depositing such in the United States Mail, postpaid and registered or certified return receipt requested, and addressed as hereinafter provided. All Notices shall be effective upon being deposited in the united states mail, however, the time period in which a response to any Notice must be given, if any, shall commence to run from the date of receipt on the return receipt of the Notice by the addressed thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. In the event that registered or certified mail is not being accepted for prompt delivery, notices may then be served by personal service on the person to whose attention notices are to be addressed as herein provided. By giving at least thirty (30) days notice thereof, Lessor, Lessee, the Insurance Trustee and any Mortgagee shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

      13.2. Address. Notices shall be addressed as provided in Subsections
13.2.1 and 13.2.2 of this Section 13.2. This Section 13.2 shall from time to time be supplemented by Lessor and Lessee as required to add hereto the addresses for Notice to the Insurance Trustee and Mortgagees, and to reflect changes in the address of the parties.

      13.2.1. A11 Notices to Lessor shall be addressed to:

                   City of Atlanta
                   68 Mitchell Street, S.W.
                   Atlanta, Georgia 30303
                   Attention: The Commissioner of Finance

      13.2.2. All notices to Lessee shall be addressed to:

                   Filmworks U.S.A., Inc.
                   2000 Lakewood Way, S.E.
                   Atlanta, Georgia 30315

      14. MISCELLANEOUS.

      14.1 Inspection. Lessor or the agents of Lessor may, but shall be under no duty to, enter the Demised Premises at reasonable time and hours and without unreasonable interference with the use of the Demised Premises, to inspect the Demised Premises in order to determine whether or not Lessee is complying with the undertakings, duties and obligations of Lessee under this Agreement and Lessor shall indemnify Lessee from any loss or damage sustained as a result of inspections.

      14-2. Zoning. Without limiting the covenants and warranties of Lessor set forth in Section 3.2 of Article 3 of this Agreement, Lessee takes the Demised Premises subject to all zoning regulations and ordinances now in force, including but not limited to, those as to building line and setback. Upon written request of Lessee, Lessor shall initiate appropriate zoning proceedings necessary to allow uses of the property contemplated by this Agreement at no cost to Lessee. Lessee agrees to assist and participate in such proceedings at no cost to Lessor. In the event such rezoning has not occurred within five (5) months after initiated, Lessee shall have the option to terminate this Agreement, and thereafter stand relieved of any and all responsibilities, duties and obligations to Lessor. Lessee at Lessee's own expense may, in good faith, contest and litigate as to validity of any ordinance, rule, regulation, resolution or statute of any govermental body affecting the Demised Premises at Lessee's use or occupancy thereof if said ordinance, rule, regulation, resolution or statute is considered by Lessee to be invalid.

      14.3. Holding Over. Lessee shall not use or remain in possession of the Demised Premises after the expiration of the Lease Term. Any holding over, or continued use and/or occupancy by Lessee, after the expiration of the Lease Term, without written consent of Lessor, shall not constitute a tenant at will interest in behalf of Lessee; but Lessee shall become a tenant at sufferance at the annual rate of Rent for the last year of the Lease Term set out above. If Lessor accepts Rent from Lessee as a tenant at sufferance, such tenancy shall be terminable by either Lessor or Lessee upon one hundred eighty (180) days prior notice to the other. There shall be no renewal whatsoever of this Agreement by operation of law.

      14-4. Non-Waiver. No failure of Lessor to exercise any power given Lessor hereunder or to insist upon strict compliance by Lessee with the undertakings, duties and obligations of Lessee hereunder, and no custom or practice of Lessor and Lessee at variance with the terms hereof shall constitute a waiver of Lessor's right to demand exact compliance with the provisions, covenants, terms and conditions of this Agreement.

      14.5. Rights Cumulative. All rights, powers and privileges conferred herein upon both Lessor and Lessee shall be cumulative.

      14.6. Successors and Assigns. It is mutually covenanted, understood and agreed by and between Lessor and Lessee that each of the stipulations, expressions, phrases, provisions, covenants, terms and conditions of this Agreement shall apply, extend to, be binding upon and inure to the benefit or detriment not only of the parties hereto, but to the legal representatives, successors and assigns of Lessor and Lessee, and shall be deemed and treated as covenants real running with the Demised Premises during the Lease Term. Whenever a reference to the parties hereto is made, such reference shall be deemed to include the legal representatives, successors and assigns of said party, the same as if in each case expressed.

      14.7. Governing Law. It is mutually covenanted, understood and agreed by and between Lessor and Lessee that this Agreement and the leasehold estate created hereby shall be governed, construed, performed and enforced in accordance with the laws of the State of Georgia.

      14.8. Termination. The words "terminate" or "termination" as used herein shall refer to the end of the Lease

Term whether due to the expiration thereof or the earlier end of this Agreement by reason of an Event of Default.

      14.9. Terminology. Whenever the singular or plural number, or masculine, feminine, or neuter gender is used in this Agreement, it shall equally apply to, extend to and include the other. The headings of Articles and Sections herein are included only for convenience of reference, and shall not be considered in the interpretation of this Agreement.

      14.10. Estoppel Certificates. Lessor and Lessee agree that at any time and from time to time upon not less than ten (10) days prior notice by the other, Lessor or Lessee will execute, acknowledge and deliver to the other a statement in writing certifying (a) that this Agreement is unmodified and in full force and effect or if there have been modifications that the same is in full force and affect as modified and identifying the modifications, (b) the date to which the Rent and other charges have been paid, and (c) that so far as the certified knows, there is no default (regardless of whether such shall have ripened into an Event of Default, specifying the nature of same. Estoppel Certificates may be relied upon by any person or entity proposing to acquire Lessor's or Lessee's interests hereunder, or any portion thereof or interest therein, as the case may be, and by any Mortgagee or prospective Mortgagee (or any Assignee thereof) now or hereafter having any present or prospective interest in the right, title or Interest of Lessor or Lessee created hereby or existing hereunder.

      14.11. Time of the Essence. All time limits stated in this Agreement are of the essence.

      14.12. Non-Discrimination. As a contractor with Lessor, Lessee hereby agrees with Lessor that Lessee shall be bound by the valid laws of the United States, the State of Georgia and all valid ordinances and laws of the City of Atlanta, Georgia with reference to prohibitions against discrimination on the basis of race, religion, color, sex or national origin, and specifically, Lessee acknowledges that Lessee has been made fully aware of the provisions of Section 5-5153 through 5-5154 of the Code of Ordinances of the City of Atlanta, and that Lessee shall be bound by the provisions thereof as the same exist upon the date of the execution of this Agreement. Said provisions are attached hereto marked Exhibit F and incorporated herein by reference. In any event, at a minimum, Lessee pledges that with respect to all capital improvements made upon the Demised Premises at least twenty-five percent (25%) of all expenditures during each Operating Year for such capital improvements shall be made in connection with contracts awarded to certified minority or joint venture contractors approved by the Contract Compliance officer of the City of Atlanta. Provided however, that foe Purposes of this section interest payments made on loans for capital improvements shall not be included in the computation hereunder.

      Furthermore, Lessee pledges that at least twenty-five percent (25%) of all expenditures during each Operating Year for operating expenses in connection with its operations on the Demised Premises shall consist of purchases made from vendors who are certified as approved minority or joint-venture vendors by the Contract Compliance Officer of the City of Atlanta.

      For purposes of this Section, compliance with the percentage requirements herein shall be determined annually conmencing with the first Operating Year.

      For purposes of determining compliance with this section Lessor shall have the right at any time to request production of any and all information available to Lessee concerning its expenditures within the meaning of this section.

      All Subleases entered into pursuant to this Agreement shall contain language similar in substance to this Section 14.12 with regard to the obligations of the Subleases.

      14.13. Lessee acknowledges that Lessee has been fully informed concerning Code of Ordinances of the City of Atlanta requirements relating to equal employment opportunity provisions of public contracts of the City of Atlanta, and Lessee declares its intention and obligation under the terms of this Agreement to fully comply with all of the provisions of said Code of Ordinances.

      14.14. Complete Agreement. This Agreement constitutes the full, complete and entire agreement between and among Lessor and Lessee concerning the Demised Premises; no agent, officer or representative of Lessor or Lessee has authority to make, or has made, any statement, agreement, representation or contemporaneous agreement, oral or written, in connection herewith modifying, adding to or changing the provisions, convenants, terms and conditions hereof. No modification or amendment of this Agreement shall be binding unless such modification or amendment shall be in writing and signed by both Lessor and Lessee.

      14.13. Transactions with Affiliates.

      14.15.1. All transactions between Lessee and any Affiliate of Lessee with respect to the use or occupancy of the Demised Premises or any portion thereof shall be entered into upon an "arms-length" basis such that the rentals or other charges payable to Lessee are as if the same space or services had been leased by an Entity having no common ownership with Lessee. Lessee and Lessor acknowledge and agree that the purpose of the foregoing is to assure that for such transaction the Gross Revenues of Lessee, upon which percentage rental is due Lessor pursuant to this Agreement, are not less than such Gross Revenues would have been if Lessee had dealt with an independent Entity instead of with such Affiliate.

      14.15.2. Lessee shall, within sixty (60) calendar days followinq the end of each Operating Year, deliver to Lessor a schedule of all transactions with respect to the use of the

Demised Premises between Lessee and any Affiliate of Lessee entered into during the preceeding Operating Year, listing the amount paid Lessee with respect to each such transaction.

      14.16. UDAG Application. Lessor has been requested by Lessee to prepare and file an application for an Urban Development Action Grant with the Department of Housing and Urban Development of the United States Government for assistance in the development of the Demised Premises. The parties agree to seek such grant by cooperating with one another in approval of the application.

      14.17. Industrial Development Bonds. The parties recognize that it is the intention of Lessee to seek approval by the Fulton County Development Authority of an Industrial Revenue Bond Issue by said Authority for the purpose of financing certain improvements of the Demised Premises. Lessor agrees to cooperate fully with Lessee in connection with the procedures required to obtain such approval and the issuance of said bonds.

      14.18. Historic Designation of Demised Premises. The parties agree that certain structures and areas on the Demised Premises may be eligible for inclusion on the National Register of Historic Places or for other designations as historic places or historic structures by a governmental entity.

      Either party may request assistance from the other in preparing and processing an application for such historic designation, and the other party will provide assistance as reasonably requested in making such application. Such assistance shall include, but not necessarily be limited to, staff assistance and access to records necessary to promote the application.

      14.19. Existing Leases and Subleases. Lessor agrees to transfer all existing leases and subleases now in force upon the Demised Premises to Lessee and to prorate rentals as of the date of this Instrument.

      14.20. Survey. Lessee, at it option, or Lessor, at its option, may at any time cause to be prepared a certified survey of the property (including but not limited to a definition of the Park Parcel) by a Georgia Registered Surveyor and shall furnish a copy of any such survey to the other party hereunder.

      14.21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

      IN WITNESS WHEREOF, Lessor and Lessee, acting through their respective proper and duly authorized officers, have executed this Agreement on the day and year hereinabove first written.


ATTEST: CITY OF ATLANTA, a Municipal Corporation Chartered Pursuant to the Laws of the State of Georgia ("Lessor")

/s/ [Illegible]                           /s/ [Illegible]
----------------------------              --------------------------------------
Clerk of Council                          Mayor

                                          Recommended:

                                          /s/ [Illegible]
                                          --------------------------------------
                                          Chief Administrative Officer

As to the Mayor, Deputy City              Approved as to form on behalf of
Clerk and Chief Administrative            the City of Atlanta:
Officer, signed, sealed and
delivered in the presence of:

/s/ [Illegible]
----------------------------              --------------------------------------
Unofficial Witness                        Commissioner, Parks, Recreation
                                          and Cultural Affairs


/s/ [Illegible]                           /s/ [Illegible]
----------------------------              --------------------------------------
Notary Public [Illegible]                 Commissioner of Finance


                                          Approved as to form on behalf of
                                          the City of Atlanta:

                                          /s/ [Illegible]
                                          --------------------------------------
                                          Assistant City Attorney
                                                                   CORP.
                                                                   SEAL

As to Filmworks U.S.A., Inc.              FILMWORKS U.S.A., INC.
and the execution by its
officers, signed, sealed and
delivered in the presence of:             By: /s/ [Illegible]
                                              ----------------------------------
/s/ [Illegible]                               President
----------------------------
Unofficial Witness
                                              /s/ [Illegible]
                                              ----------------------------------
/s/ [Illegible]                               Secretary
----------------------------
Notary Public  [Illegible]